Exhibit 2.8
Execution Version

AGREEMENT AND PLAN OF MERGER
DATED AS OF JUNE 18, 2009
AMONG
SMITH & WESSON HOLDING CORPORATION;
SWAC-USR I, INC.;
SWAC-USR II, INC.;
UNIVERSAL SAFETY RESPONSE, INC.;
AND
WILLIAM C. COHEN, JR.
AS STOCKHOLDERS’ REPRESENTATIVE

TABLE OF CONTENTS

SECTION 1. THE MERGERS		2
1.1	The Initial Merger	2
1.2	The Subsequent Merger	12
1.3	Reorganization	13
1.4	Further Documents	13

SECTION 2. STOCKHOLDER APPROVALS		14

SECTION 3. REPRESENTATIONS AND WARRANTIES		14
3.1	Representations and Warranties of USR	14
3.2	Representations and Warranties of S&W	23
3.3	No Other Representations or Warranties	31

SECTION 4. COVENANTS		31
4.1	Mutual Covenants of the Parties	31
4.2	Covenants of USR	32
4.3	Covenants of S&W	34
4.4	Filings Under the HSR Act and Other Antitrust Filings	35
4.5	Other Acquisition Proposals	36
4.6	Registration Agreement; Listing	37
4.7	Continuing Employees	37
4.8	Indemnification; Tail Policy	38
4.9	Directors of the Surviving Corporation	39

SECTION 5. CONDITIONS PRECEDENT TO OBLIGATIONS		39
5.1	Conditions Precedent to the Obligations of S&W and SWAC	39
5.2	Conditions Precedent to the Obligations of USR and the Stockholders’ Representative	41

SECTION 6. WAIVER, MODIFICATION, ABANDONMENT		44
6.1	Waivers	44
6.2	Modification	44
6.3	Abandonment	44
6.4	Effect of Abandonment	45

SECTION 7. INDEMNIFICATION		45
7.1	Indemnification by USR and the Stockholders’ Representative	45
7.2	Indemnification by S&W	45
7.3	Notice and Right to Defend Third-Party Claims	46
7.4	Sole Remedy	46
7.5	Limitations Related to Indemnity	47

SECTION 8. APPOINTMENT OF STOCKHOLDERS’ REPRESENTATIVE		48
8.1	Appointment	48
8.2	Authority of the Stockholders’ Representative	48
8.3	Successor Stockholders’ Representative	48
8.4	Bond and Compensation	49
8.5	Notices	49
8.6	Reliance by the Stockholders’ Representative	49
8.7	Expenses of the Stockholders’ Representative	49
8.8	Indemnification	50
8.9	Contribution	50
8.10	Power of Attorney	50
8.11	Approval	51

i

SECTION 9. GENERAL		51
9.1	Indemnity Against Finders	51
9.2	Specific Performance	51
9.3	Controlling Law	51
9.4	Notices	51
9.5	Binding Nature of Agreement; No Assignment	53
9.6	Entire Agreement	53
9.7	Severability	53
9.8	Schedules	53
9.9	Paragraph Headings	54
9.10	Gender; Construction	54
9.11	Counterparts	54
9.12	Expenses	54
9.13	No Conflict; Attorney-Client Privilege	54

ii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (“Agreement”) dated as of June 18, 2009, among SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (“S&W”); SWAC-USR I, INC., a Delaware corporation, which is a wholly owned subsidiary of S&W (“SWAC I”); SWAC-USR II, INC., a Delaware corporation, which is a wholly owned subsidiary of S&W (“SWAC II”); UNIVERSAL SAFETY RESPONSE, INC., a New York corporation (“USR”); and WILLIAM C. COHEN, JR. as the representative of the stockholders of USR (the “Stockholders’ Representative”).
RECITALS
     WHEREAS, S&W, SWAC I, and USR have agreed to enter into a business combination transaction pursuant to which SWAC I will merge with and into USR, with USR continuing as the surviving corporation (the “Initial Merger”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the New York Business Corporation Law, as amended (the “NYBCL”), and the Delaware General Corporation Law, as amended (the “DGCL”); and
     WHEREAS, the respective Boards of Directors of each of S&W, SWAC I, SWAC II, and USR have approved this Agreement and the transactions contemplated hereby, including the Initial Merger and the Subsequent Merger (as hereinafter defined and sometimes together referred to as the “Mergers”), in each case, subject to the terms and conditions hereof; and
     WHEREAS, the respective Boards of Directors of each of SWAC I and SWAC II (together sometimes referred to as “SWAC”) and USR have unanimously recommended to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Mergers, in each case subject to the terms and conditions hereof; and
     WHEREAS, the Board of Directors of S&W has approved the issuance of the S&W Common Stock (as hereinafter defined) in connection with the Mergers, subject to the terms and conditions hereof; and
     WHEREAS, the Principal Stockholders (as hereinafter defined) have agreed to vote their shares of common stock, $0.0001 par value, of USR (the “USR Common Stock”) in favor of this Agreement and the transactions provided for herein; and
     WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers, taken together, qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated and the rulings issued thereunder; and
     WHEREAS, S&W, SWAC I, SWAC II, and USR desire to make certain representations, warranties, covenants, and agreements in connection with the transactions contemplated by this Agreement and to prescribe certain conditions to those transactions.

AGREEMENT
     NOW, THEREFORE, the parties hereto hereby agree as follows:
SECTION 1.
THE MERGERS
          1.1 The Initial Merger.
               (a) The Initial Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), SWAC I shall be merged with and into USR in accordance with, and with the effects provided in, the applicable provisions of the NYBCL and the DGCL. USR shall be the surviving corporation resulting from the Initial Merger. As a result of the Initial Merger, USR shall become a wholly owned subsidiary of S&W, shall continue to be governed by the laws of the state of New York, and shall succeed to and assume all of the rights and obligations of SWAC I. The separate corporate existence of SWAC I shall cease as a result of the Initial Merger.
               (b) Closing. The closing of the Initial Merger (the “Closing”) shall take place at 10:00 a.m., local time, on July 20, 2009 or such other date as may be mutually agreed by S&W and USR, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Section 5 (the “Closing Date”), at the offices of Greenberg Traurig, LLP, The Forum, 3290 Northside Parkway, Atlanta, Georgia, unless another date, time, or place is agreed to in writing by the parties hereto.
               (c) Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a Certificate of Merger or other appropriate documents (in any such case, the “Certificate of Merger”), in the form of Exhibit A hereto, executed in accordance with the relevant provisions of the NYBCL and the DGCL and shall make all other filings or recordings required under the NYBCL and the DGCL. The Initial Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the state of New York and the Secretary of State of the state of Delaware, or at such other time as SWAC I and USR shall agree should be specified in the Certificate of Merger (the time the Initial Merger becomes effective being hereinafter referred to as the “Effective Time”).
               (d) Certificate of Incorporation and Bylaws.
                    (i) Certificate of Incorporation. The Certificate of Incorporation of USR as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of USR, as the surviving corporation to the Initial Merger.
                    (ii) Bylaws. The bylaws of USR as in effect immediately prior to the Effective Time shall be the bylaws of USR, as the surviving corporation to the Initial Merger.
               (e) Directors. The directors of SWAC I immediately prior to the Effective Time (consisting of the Chief Executive Officer and Chief Financial Officer of S&W,

together with Matthew A. Gelfand) shall, from and after the Effective Time, be the directors of USR, as the surviving corporation to the Initial Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
               (f) Officers. The officers of USR immediately prior to the Effective Time as provided in Appendix 1 hereto shall, from and after the Effective Time, be the officers of USR, as the surviving corporation to the Initial Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
               (g) Effect on Capital Stock and Stock Options. As of the Effective Time, by virtue of the Initial Merger and without any further action on the part of USR, SWAC I, or any holder of any capital stock of USR or SWAC I:
                    (i) Capital Stock of SWAC I. Each issued and outstanding share of capital stock of SWAC I immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of USR, as the surviving corporation to the Initial Merger, which shall constitute the only outstanding shares of capital stock of USR.
                    (ii) Cancellation of USR Common Stock. Each share of USR Common Stock that is held in the treasury of USR immediately prior to the Effective Time and each share of USR Common Stock that is owned by S&W, SWAC I, or any other subsidiary of S&W immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
                    (iii) Conversion of USR Common Stock into Right to Receive Merger Consideration. Each issued and outstanding share of USR Common Stock (other than shares of USR Common Stock to be cancelled in accordance with Section 1.1(g)(ii) and Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive the applicable portion of the Merger Consideration (as hereinafter defined). As of the Effective Time, all such shares of USR Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of USR Common Stock (a “USR Stock Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.
                    (iv) Options to Purchase USR Common Stock. Each outstanding option, right, award, or instrument to purchase or otherwise acquire USR Common Stock (a “USR Stock-Based Right”), whether or not vested, exercisable, or convertible, either shall be exercised on or before the Effective Time or shall be cancelled and retired, shall cease to exist, shall be null and void, and shall have no right to receive any Merger Consideration.
               (h) Exchange of Certificates. At the Effective Time, each holder of USR Stock Certificates, upon surrender thereof to S&W or to such bank, trust company, law firm, or other person as shall be designated by S&W, shall be entitled to receive in exchange therefor the portion of the aggregate Merger Consideration that the shares of USR Common Stock theretofore represented by such surrendered USR Stock Certificate or Certificates shall have been converted into the right to receive. Until so surrendered, each outstanding USR Stock Certificate (other than any USR Stock Certificate representing Dissenting Shares) theretofore representing shares of USR Common Stock shall be deemed after the Effective Time for all purposes to represent only the right to receive the applicable portion of the Merger Consideration.
               (i) Effective Time Merger Consideration.
                    (i) S&W shall deliver on account of all shares of USR Common Stock outstanding immediately prior to the Effective Time an amount equal to (A) 5,600,000 shares of S&W Common Stock (as hereinafter defined) (the “Stock Portion”) plus (B) cash in an amount determined pursuant to the next sentence (the “Cash Portion,” and collectively with the Stock Portion, the “Effective Time Merger Consideration”); provided, however, that S&W shall have no obligation under this Agreement to issue shares of S&W Common Stock to any stockholder of USR that is not an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), or who is not otherwise suitable to acquire shares of S&W Common Stock in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Cash Portion shall equal the amount by which $52,500,000 exceeds the aggregate value of the Stock Portion based on the average of the closing price of the common stock, par value $0.001 per share, of S&W (the “S&W Common Stock”) on the Nasdaq Global Select Market during the 10 trading day period ending two trading days prior to the Effective Time; subject to a minimum price of $4.70 per share (in which case the Cash Portion shall equal $26,180,000, which is the maximum amount of cash that will be payable under this Agreement) and a maximum price of $7.80 per share (in which case the Cash Portion shall equal $8,820,000, which is the minimum amount of cash that will be payable under this Agreement). In the event that the Stock Portion based on the closing price of the S&W Common Stock on the Nasdaq Global Select Market on the trading day immediately preceding the Closing Date (the “Closing Date FMV”) does not equal or exceed 40% of the Effective Time Merger Consideration, then S&W shall deliver for the account of all shares of USR Common Stock outstanding immediately prior to the Effective Time an additional amount of shares of S&W Common Stock (the “Additional Stock Portion”) up to a maximum amount of 3,000,000 shares of S&W Common Stock, which shares shall come first from the Earn-Out Merger Consideration for 2009 and second from the Earn-Out Merger Consideration for 2010, as provided in Section 1.1(j)(i) and (ii) below, if necessary so that the Stock Portion, with the Additional Stock Portion, based on the Closing Date FMV equals or exceeds 40% of the Merger Consideration delivered at the Effective Time. Pursuant to Section 5.2(o), S&W will have the right but not the obligation to cure any deficiency whereby the Stock Portion, with the Additional Stock Portion, based on the Closing Date FMV does not equal or exceed 40% of the Merger Consideration delivered at the Effective Time.
                    (ii) A portion of the Effective Time Merger Consideration equal to $4,250,000 in cash (the “Escrow Fund”) shall be deposited at the Closing with Wells Fargo Bank, National Association, or such other bank or trust company in the United States as may be designated by S&W and reasonably acceptable to the Stockholders’ Representative, as escrow agent (the “Escrow Agent”), in accordance with an Escrow Agreement substantially in the form of Exhibit C attached hereto (the “Escrow Agreement”). The Escrow Fund will be held and distributed in accordance with the terms of the Escrow Agreement and Section 7 of this Agreement.
                    (iii) The Cash Portion shall be reduced by the amount of the fees and expenses of USR incident to the negotiation, preparation, and execution of this Agreement and the obtaining of the necessary approvals thereof, including the fees and expenses of USR’s counsel, accountants, investment bankers, and other experts, which amount shall be disbursed by USR at the Effective Time; provided that USR may pay the fee owed to Steele Partners Inc. (“Steele Partners”) in the amount of $300,000 (the “Steele Partners Fee”) on or prior to the Closing Date (and such Steele Partners Fee shall not be deposited into the Stockholders’ Representative Expense Fund (as hereinafter defined) pursuant to this Section 1.1(i)(iii)) if Steele Partners acknowledges and agrees that upon the payment of the Steele Partners Fee, Steele Partners has received all fees, payments, reimbursable expenses, and other compensation owed or owing to it by USR in connection with, or arising out of, the provision of services by Steele Partners to USR prior to the Closing Date, including in respect of that certain Advisory Services Agreement dated May 15, 2009, between Steele Partners and USR. In addition, a further portion of the Cash Portion equal to $100,000 in cash shall be deposited in an account as directed by the Stockholders’ Representative (the “Stockholders’ Representative Expense Fund”). The Stockholders’ Representative Expense Fund shall be held and distributed in accordance with Section 8.7. The Effective Time Merger Consideration (including the Additional Stock Portion, if applicable), less the Escrow Fund and the Stockholders’ Representative Expense Fund, shall be distributed to the stockholders of USR in accordance with Schedule 1.1(i) hereto, as it may be modified by the mutual agreement of the parties prior to the Effective Time, subject to the proviso contained in the first sentence of Section 1.1(i)(i).
               (j) Earn-Out Merger Consideration.
                    (i) 2009 EBITDA Targets. S&W shall deliver to the Stockholders’ Representative, on behalf of the USR stockholders, based on their proportionate ownership of USR Common Stock at the Effective Time, additional shares of S&W Common Stock, less the Additional Stock Portion delivered pursuant to Section 1.1(i)(i), if any, if the EBITDA (as hereinafter defined) of the Surviving Corporation (as hereinafter defined) for the year ending December 31, 2009 is at one of the following levels, provided that if (A) the Additional Stock Portion delivered pursuant to Section 1.1(i)(i) equals or exceeds 2,040,000 shares, or (B) the calculation of the additional shares pursuant to this Section 1.1(j)(i) would be a negative number, then in each such case no additional shares of S&W Common Stock shall be delivered pursuant to this Section 1.1(j)(i).

EBITDA (in millions)	Additional Shares

$ 8.00 to $ 8.99	408,000
$ 9.00 to $ 9.99	1,224,000
$10.00 to $10.99	1,632,000
$11.00 or more	2,040,000

                    (ii) 2010 EBITDA Targets. S&W shall deliver to the Stockholders’ Representative, on behalf of the USR stockholders, based upon their proportionate ownership of USR Common Stock at the Effective Time, additional shares of S&W Common Stock, less (A) shares delivered for the year ending December 31, 2009 pursuant to Section 1.1(j)(i), and (B) the Additional Stock Portion delivered pursuant to Section 1.1(i)(i), if any, if the EBITDA of the Surviving Corporation for the year ending December 31, 2010 is at one of the following levels, provided that if the calculation of the additional shares pursuant to this Section 1.1(j)(ii) would be a negative number, then no additional shares of S&W Common Stock shall be delivered pursuant to this Section 1.1(j)(ii).

EBITDA (in millions)	Additional Shares

$12.00 to $12.99	2,856,000
$13.00 to $13.99	3,264,000
$14.00 to $14.99	3,672,000
$15.00 or more	4,080,000
                    (iii) Earn-Out Procedure. Up to 4,080,000 shares of S&W Common Stock delivered pursuant to this Section 1.1(j) shall be the “Earn-Out Merger Consideration,” and together with the Effective Time Merger Consideration, the “Merger Consideration.” The Earn-Out Merger Consideration will be distributed as set forth as in this Section 1.1(j)(iii):
                         (A) Within the earlier to occur of (1) 90 days following the applicable calendar year end, or (2) 30 days after S&W’s receipt of the audited financial statements of the Surviving Corporation for the applicable calendar year, S&W shall prepare and deliver to the Stockholders’ Representative a statement (the “Earn-Out Statement”) setting forth (x) the EBITDA of the Surviving Corporation for the preceding year and (y) S&W’s calculation of the Earn-Out Merger Consideration to be paid in respect of such year. The information contained in the Earn-Out Statement shall be prepared in accordance with GAAP (as hereinafter defined) consistent with the accounting procedures consistently applied in USR’s audited financial statements for the year ended December 31, 2008. The Stockholders’ Representative and his accountants and advisors shall be entitled to review the Earn-Out Statement and the calculation of the Earn-Out Merger Consideration, and any work papers, trial balances, and similar materials relating to the Earn-Out Statement and the calculation of the Earn-Out Merger Consideration prepared by S&W or its accountants. S&W shall also provide the Stockholders’ Representative and his accountants with timely access, during regular business hours, to S&W’s relevant employees and outside accountants, properties, books, and records to the extent involved with or related to the preparation of the Earn-Out Statement and the calculation of the Earn-Out Merger Consideration.
                         (B) If, within 30 days following delivery of the Earn-Out Statement, the Stockholders’ Representative has not given S&W written notice of his objection to the calculation of EBITDA or the Earn-Out Merger Consideration (which notice shall state in reasonable detail the basis of the Stockholders’ Representative’s objection), then S&W’s calculation of the Earn-Out Merger Consideration shall be binding and conclusive on the parties for all purposes hereunder.

                         (C) If the Stockholders’ Representative gives S&W written notice of objection within the 30-day period set forth in Section 1.1(j)(iii)(B), then the Stockholders’ Representative and S&W shall negotiate in good faith for a further 30 days to resolve the Stockholders’ Representative’s objection. If the Stockholders’ Representative and S&W fail to resolve the issues outstanding with respect to S&W’s calculation of EBITDA and the Earn-Out Merger Consideration within 30 days after S&W’s receipt of the Stockholders’ Representative’s objection notice, the Stockholders’ Representative and S&W shall submit the issues remaining in dispute to an independent accounting firm of national reputation selected by S&W and not reasonably objected to by the Stockholders’ Representative (the “Independent Accountant”) within 10 days after the expiration of the 30 day negotiation period for resolution in accordance with the terms of this Agreement. If issues are submitted to the Independent Accountant for resolution, (1) the Stockholders’ Representative and S&W shall furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the disputed issues as the Independent Accountant may request and are available to that party or his/her/its agents and shall be afforded the opportunity to present to the Independent Accountant any material relating to the disputed issues and to discuss issues with the Independent Accountant; (2) the determination by the Independent Accountant of EBITDA and the Earn-Out Merger Consideration, as set forth in a notice to be delivered to both the Stockholders’ Representative and S&W within 30 days of the submission to the Independent Accountant of the issues remaining in dispute, shall be final, binding, and conclusive on the parties; and (3) the Stockholders’ Representative and S&W shall each bear 50% of the fees and costs of the Independent Accountant for such determination.
                         (D) After the final calculation of EBITDA and Earn-Out Merger Consideration pursuant to this Section 1.1(j)(iii) for the applicable period, the Earn-Out Merger Consideration, if any, shall be distributed within five business days.
                    (iv) Calculation of EBITDA.
                         (A) The term “EBITDA” as used in this Section 1.1(j) shall mean the Surviving Corporation’s earnings before interest, taxes, depreciation, and amortization, in each case determined in accordance with GAAP consistent with the accounting procedures consistently applied in USR’s audited financial statements for the year ended December 31, 2008 and shall exclude costs relating to stock option expensing under FASB 123R and other costs and expenses incurred as a result of or incident to the negotiation, preparation, and execution of this Agreement or the consummation of the Mergers (including any accounting allocations, such as allocations of USR’s goodwill attributable to the acquisition of USR Common Stock in the Mergers, any filing fees, fees and expenses of counsel, accountants, financial advisors, and other experts, and associated travel and other expenses related thereto). Attached as Schedule 1.1(j)(iv)(A) hereto is a sample calculation of the EBITDA of USR for the year ended December 31, 2008.
                         (B) For the purpose of calculating EBITDA during the Earn-Out Period (as hereinafter defined), the Surviving Corporation shall be treated as a separate company, comprised of the assets and business of the Surviving Corporation at the effective time of the Subsequent Merger and the additional assets and business arising as a result of internal growth and expansion. Any and all corporate overhead expenses arising from services for the

Surviving Corporation provided by or purchased through S&W (including expenses allocated from S&W and its affiliates), including legal fees, insurance, auditing, corporate compliance, and accounting fees, to the extent that such amounts are greater, in the aggregate, than provided in the Forecast and Headcount Analysis furnished by USR to S&W (the “USR Operating Plan”), will be excluded in calculating EBITDA; provided, however, that the costs of employee benefits required to be provided by Section 4.7 hereto shall not be excluded from the calculation of EBITDA; provided, further, however, that the officers of USR may elect to defer the inclusion of the Continuing Employees in the employee benefit plan of S&W as provided in Section 4.7 until the expiration of the Earn-Out Period. Any and all costs and expenses of any personnel of S&W or its affiliates that are used in managing or monitoring the Surviving Corporation will not be taken into consideration in calculating EBITDA. During the period from the Effective Time through December 31, 2010 (the “Earn-Out Period”), except as expressly addressed above, no corporate overhead shall be allocated to the Surviving Corporation for purposes of calculating EBITDA.
                    (v) Employment Matters. In the event that the employment by S&W, the Surviving Corporation, or any of S&W’s other subsidiaries of Matthew A. Gelfand or Wesley M. Foss is terminated by S&W without Cause (as defined in the Severance Agreements between S&W and each of Messrs. Gelfand and Foss, respectively, the form of which is attached as Exhibit H hereto (the “Severance Agreements”)) or by Mr. Gelfand or Mr. Foss for Good Reason (as defined in the Severance Agreements), S&W shall deliver to the Stockholders’ Representative on behalf of the USR stockholders within five days of such event the maximum Earn-Out Merger Consideration payable pursuant to this Section 1.1(j) regardless of any EBITDA that may be subsequently calculated for either year in the Earn-Out Period. During the Earn-Out Period, for so long as Matthew A. Gelfand is employed by S&W, the Surviving Corporation, or any of S&W’s other subsidiaries, he shall serve as President of the Surviving Corporation.
                    (vi) Operation of the Business; Budgets.
                         (A) During the Earn-Out Period, it is the intention of the management of USR and S&W to operate the business of the Surviving Corporation as a standalone privately held business generally as outlined in the USR Operating Plan. If either S&W or Matthew A. Gelfand determines that actions not contemplated in the USR Operating Plan are potentially in the best interests of the Surviving Corporation’s business, the parties will not undertake such actions unless both parties acting in good faith mutually agree to such actions. Any potential impact on the Earn-Out Merger Consideration will be addressed by the parties and a mutually agreed solution will be determined before such action is taken.
                         (B) During the Earn-Out Period, S&W shall cause the Surviving Corporation to continue to operate the business of the Surviving Corporation in the ordinary course, consistent with past practice of USR and in accordance with the USR Operating Plan; provided, that in the event the prior written consent of Matthew A. Gelfand, Wesley M. Foss, or the Stockholders’ Representative, as applicable, is required to be obtained pursuant to Section 1.1(j)(vii), appropriate adjustments to the performance targets for receiving the Earn-Out Merger Consideration shall be made (as mutually agreed by S&W and Mr. Gelfand, Mr. Foss, or the Stockholders’ Representative, as applicable, both acting reasonably and in good faith) in order to eliminate the impact of such extraordinary changes from the calculation of EBITDA and the Earn-Out Merger Consideration. For the avoidance of doubt, the Stockholders’ Representative and S&W acknowledge and agree that internal growth of the Surviving Corporation’s business shall not be considered extraordinary. S&W will not take any action in bad faith in order to reduce the amount or delay the payments, if any, to the USR stockholders pursuant to this Section 1.1(j). USR and the Stockholders’ Representative covenant that Matthew A. Gelfand, Wesley R. Foss, and other Continuing Employees (as hereinafter defined) will not take any action in bad faith in order to increase the amount or accelerate the payments, if any, to the USR stockholders pursuant to this Section 1.1(j).
                         (C) Matthew A. Gelfand, so long as he is employed by S&W, the Surviving Corporation, or one of S&W’s subsidiaries, or, in the event Mr. Gelfand is not so employed, Wesley M. Foss, so long as he is employed by S&W, the Surviving Corporation, or one of S&W’s subsidiaries, or, in the event that neither Mr. Gelfand nor Mr. Foss is so employed, the Stockholders’ Representative, together with the management of S&W, each acting reasonably and in good faith and consistent with past practices and the USR Operating Plan, shall determine the Surviving Corporation’s annual operating budget, capital expense budget, and sales and marketing budget throughout the Earn-Out Period and shall control the pricing for the Surviving Corporation’s products and services, all consistent with the USR Operating Plan. If S&W requests that the Surviving Corporation undertake specific business which Mr. Gelfand, Mr. Foss, or the Stockholders’ Representative, as applicable, would otherwise reject because of insufficient profit margin, the Surviving Corporation shall have the right to undertake this extraordinary business; provided that Mr. Gelfand, Mr. Foss, or the Stockholders’ Representative, as applicable, and S&W agree to adjustments to reflect reasonable and customary profit margins for the purpose of calculating EBITDA for the period during which such extraordinary business is undertaken.
                    (vii) Actions Requiring Approval. During the Earn-Out Period, the taking of any of the following actions shall require the prior written consent of Matthew A. Gelfand, so long as he is employed by S&W, the Surviving Corporation, or one of S&W’s subsidiaries, or, in the event Mr. Gelfand is not so employed, Wesley M. Foss, so long as he is employed by S&W, the Surviving Corporation, or one of S&W’s subsidiaries, or, in the event that neither Mr. Gelfand nor Mr. Foss is so employed, the Stockholders’ Representative, which consent shall not be unreasonably withheld, delayed, or conditioned:
                         (A) Causing the Surviving Corporation to purchase or acquire, or transfer or convey, any material assets or properties or enter into any material transaction or make or enter into any material contract or commitment, except in the ordinary course of business or as contemplated by the USR Operating Plan;
                         (B) Causing the Surviving Corporation to make any loan or advance to, or purchase any stock or securities of, any other person, corporation, trust, or other entity if such action would materially impair the working capital of the Surviving Corporation;

                         (C) Changing, in any material respect, the accounting methods or practices followed by the Surviving Corporation from the accounting methods or practices followed by USR in the period prior to the Effective Time;
                         (D) Causing the Surviving Corporation to make any capital expenditures, capital additions, or capital improvements in excess of $50,000 individually or $100,000 in the aggregate, except for capital expenditures, capital additions, or capital improvements reflected in the USR Operating Plan;
                         (E) Changing the location of the principal place of business of the Surviving Corporation; and
                         (F) Hiring and termination of employment of more than 10% of the Continuing Employees, other employees of the Surviving Corporation, or employees of S&W or any of its subsidiaries whose work efforts are primarily related to the conduct of the business of the Surviving Corporation, all except for the termination for cause of employees under S&W’s standard employment practices.
                    (viii) Effect of Change in Control of S&W. In the event of a Change in Control (as hereinafter defined) of S&W after the Effective Time but prior to the final determination and payment of Earn-Out Merger Consideration with respect to 2009, S&W shall deliver to the Stockholders’ Representative on behalf of the USR stockholders and immediately prior to the consummation of such event the maximum Earn-Out Merger Consideration payable pursuant to this Section 1.1(j) regardless of any EBITDA that may be subsequently calculated for 2009. If no Change in Control shall occur prior to the final determination and payment of the Earn-Out Merger Consideration with respect to 2009, then the procedures established by this Section 1.1(j) and the USR stockholders’ right to receive any Earn-Out Merger Consideration shall remain as set forth herein; provided, however, that if, following the final determination and payment of the Earn-Out Merger Consideration with respect to 2009 but prior to the final determination and payment of the Earn-Out Merger Consideration with respect to 2010, there is a Change in Control of S&W, the Earn-Out Merger Consideration with respect to 2010 shall be paid in the form of the consideration that would have been received by the USR stockholders if they had held the number of shares of S&W Common Stock payable as Earn-Out Merger Consideration at the time of the Change in Control event. For example, (A) if S&W were acquired in an all-cash Change in Control transaction, the USR stockholders would be entitled to receive in lieu of each share of S&W Common Stock payable as Earn-Out Merger Consideration for 2010 pursuant to this Section 1.1(j) the amount of cash paid on a per-share basis to stockholders of S&W in the Change in Control transaction, or (B) if S&W were acquired in a stock-for-stock Change in Control transaction, the USR stockholders would be entitled to receive in lieu of the shares of S&W Common Stock payable as Earn-Out Merger Consideration pursuant to this Section 1.1(j) the number of shares of stock of the acquirer in the Change in Control transaction calculated by multiplying the number of shares of the S&W Common Stock otherwise payable pursuant to this Section 1.1(j) by the applicable exchange ratio in the Change in Control transaction. For the purposes of this Agreement, “Change in Control” shall mean any of the following:

                         (A) Acquisition of Stock by Third Party. Any person, entity or group is or becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of S&W representing more than 50% of the combined voting power of S&W’s then outstanding securities; provided, however, that the term “beneficial owner” shall exclude any person, entity, or group otherwise becoming a beneficial owner of S&W securities by reason of the stockholders of S&W approving a merger or consolidation of S&W with another entity that would result in the voting securities of S&W outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;
                         (B) Change in Board of Directors. During the Earn-Out Period, individuals who at the beginning of the Earn-Out Period constitute the Board of Directors of S&W (the “S&W Board”), and any new director whose election by the S&W Board or nomination for election by S&W’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a least a majority of the members of the S&W Board;
                         (C) Corporate Transactions. The effective date of a merger or consolidation of S&W or any of its subsidiaries with any other entity, other than a merger or consolidation that would result in the voting securities of S&W outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity; and
                         (D) Liquidation or Asset Sale. The approval by the stockholders of S&W of a complete liquidation of S&W and its subsidiaries or an agreement for the sale or disposition by S&W or any of its subsidiaries of all or substantially all of the assets of S&W and its subsidiaries, taken as a whole.
                    (ix) Tax Treatment. For tax purposes, the Earn-Out Merger Consideration shall be treated as comprised of two components, respectively a principal component and an interest component, the amounts of which shall be determined as provided in Treasury Regulation Section 1.483-4(b) example (2) using the 3-month test rate of interest provided for in Treasury Regulation Section 1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to such Earn-Out Merger Consideration paid to each USR stockholder, shares representing the principal component (with a value equal to the principal component) and shares representing the interest component (with a value equal to the interest component) shall be represented by separate share certificates.

               (k) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of USR Common Stock issued and outstanding immediately prior to the Effective Time and held by any stockholder that did not vote in favor of the Initial Merger and that complies with Section 623 of the NYBCL (the “Dissenting Shares”) shall not be converted into the right to receive any Merger Consideration, but instead shall be converted into the right to receive such consideration as may be determined to be due such stockholder pursuant to the NYBCL. If any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such stockholder’s rights to appraisal under the NYBCL, that stockholder’s shares of USR Common Stock shall thereupon be converted into the right to receive, as of the Effective Time, the applicable portion of the Merger Consideration without any interest. USR shall give S&W (i) prompt notice of any written demands for appraisal of USR Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the NYBCL and received by USR relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the NYBCL. USR shall not, except with the prior written consent of S&W, voluntarily make any payment with respect to any demands for appraisal of USR Common Stock, offer to settle or settle any demands, or approve any withdrawal of any such demands.
          1.2 The Subsequent Merger.
               (a) The Subsequent Merger. Immediately following the Effective Time and in accordance with the DGCL and the NYBCL, S&W shall cause USR, as the surviving corporation to the Initial Merger, to be merged with and into SWAC II in accordance with, and with the effects provided in, the applicable provisions of the DGCL and the NYBCL (the “Subsequent Merger”). SWAC II shall be the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) resulting from the Subsequent Merger. As a result of the Subsequent Merger, SWAC II shall continue to be a wholly owned subsidiary of S&W, shall continue to be governed by the laws of the state of Delaware, and shall succeed to and assume all of the rights and obligations of USR. The separate corporate existence of USR shall cease as a result of the Subsequent Merger.
               (b) Effective Time. Subject to the provisions of this Agreement, immediately following the Effective Time, the parties shall file a Certificate of Merger or other appropriate documents (in any such case, the “Subsequent Merger Certificate of Merger”), in the form of Exhibit B hereto, executed in accordance with the relevant provisions of the DGCL and the NYBCL and shall make all other filings or recordings required under the DGCL and the NYBCL. The Subsequent Merger shall become effective at such time as the Subsequent Merger Certificate of Merger is duly filed with the Secretary of State of the state of Delaware and the Secretary of State of the state of New York, or at such other time as S&W shall agree should be specified in the Subsequent Merger Certificate of Merger.
               (c) Effect on Capital Stock. At the effective time of the Subsequent Merger and without any further action on the part of USR, as the surviving corporation to the Initial Merger, S&W, SWAC II, or any holder of any capital stock of USR or SWAC II, each issued and outstanding shares of Common Stock of USR following the Effective Time and immediately prior to the effective time of the Subsequent Merger shall continue as one share of common stock, par value $0.001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
               (d) Certificate of Incorporation and Bylaws.
                    (i) Certificate of Incorporation. The Certificate of Incorporation of SWAC II as in effect immediately prior to the effective time of the Subsequent Merger shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided, that Article I thereof shall be amended to provide that the corporate name of the Surviving Corporation is “Universal Safety Response, Inc.”
                    (ii) Bylaws. The bylaws of SWAC II as in effect immediately prior to the effective time of the Subsequent Merger shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
               (e) Directors. The directors of USR immediately prior to the effective time of the Subsequent Merger shall, from and after the effective time of the Subsequent Merger, be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
               (f) Officers. The officers of USR immediately prior to the effective time of the Subsequent Merger as provided in Appendix 1 hereto shall, from and after the effective time of the Subsequent Merger, be the officers of the Surviving Corporation as provided in Appendix 1 until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          1.3 Reorganization. This Agreement is intended to constitute a “plan of reorganization” with respect to the Mergers, taken together, for United States federal income tax purposes pursuant to which, for such purposes, the Initial Merger and the Subsequent Merger, taken together, are to be treated as a “reorganization” under Section 368(a) of the Code (to which each of S&W, SWAC II, and USR are to be parties under Section 368(b) of the Code) in which USR is to be treated as merging directly with and into SWAC II with the USR Common Stock converted in such merger into the right to receive the consideration provided for hereunder.
          1.4 Further Documents. From time to time, on and after the Effective Time, as and when reasonably requested by S&W, the appropriate officers and directors of USR as of the Effective Time shall, for and on behalf and in the name of USR or otherwise, execute and deliver all such deeds, bills of sale, assignments, and other instruments and shall take or cause to be taken such further or other actions as S&W may deem reasonably necessary or desirable in order to confirm of record or otherwise to the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises, and immunities of USR and otherwise to carry out fully the provisions and purposes of this Agreement.

SECTION 2.
STOCKHOLDER APPROVALS
          Meetings or written consents of the stockholders of SWAC I, SWAC II, and USR shall be held or obtained in accordance with the laws of their respective states of incorporation, on or before July 17, 2009, in each case, among other things, to consider and act upon the adoption of this Agreement (except, in the case of SWAC I and SWAC II, the adoption of this Agreement may be consented to in writing by S&W, as their sole stockholder, on or before that date). As a further inducement to the parties to enter into this Agreement, the stockholders of USR listed on Appendix 2 hereto (the “Principal Stockholders”) shall execute and deliver to S&W upon the execution of this Agreement a Voting Agreement in the form of Exhibit D hereto (the “Voting Agreement”) pursuant to which the Principal Stockholders separately agree to vote the USR Common Stock owned by them in favor of this Agreement and the transactions contemplated hereby.
SECTION 3.
REPRESENTATIONS AND WARRANTIES
          3.1 Representations and Warranties of USR. Except as otherwise set forth in the USR Disclosure Schedule heretofore delivered by USR to S&W, USR and the Stockholders’ Representative (solely and severally on behalf of the stockholders of USR) jointly and severally represent and warrant to S&W and SWAC as follows:
               (a) Due Incorporation, Good Standing, and Qualification. USR is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation with the requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now being conducted. USR is not subject to any material liability by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction. Schedule 3.1(a) hereto sets forth, as of the date of this Agreement, each jurisdiction in which USR is qualified to do business.
               (b) Corporate Authority. USR has the corporate power and authority to enter into this Agreement and, subject to the requisite approval of the USR stockholders, to carry out the transactions contemplated hereby. The Board of Directors of USR has duly authorized the execution, delivery, and performance of this Agreement. Other than stockholder approval, no other corporate proceedings on the part of USR are necessary to authorize the execution and delivery by USR of this Agreement or the consummation by USR of the transactions contemplated hereby. This Agreement has been duly executed and delivered by USR and, assuming due authorization, execution, and delivery hereof by each of the other parties hereto, constitutes a legal, valid, and binding agreement of USR, enforceable against USR in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

               (c) Capital Stock. As of the date of this Agreement, USR has authorized capital stock consisting of 3,000,000 shares of USR Common Stock, $0.0001 par value, of which 2,032,655 shares are issued and outstanding. As of such date, 96,551 shares of USR Common Stock are reserved for issuance upon the terms of outstanding USR Stock-Based Rights. All of the issued and outstanding shares of capital stock of USR have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, the outstanding shares of USR Common Stock are owned as set forth in Schedule 3.1(c) hereto.
               (d) Options, Warrants, and Rights. USR does not have any outstanding options, rights, awards, or instruments to purchase or otherwise acquire any shares of its capital stock, other than as set forth in Schedule 3.1(d) hereto.
               (e) Subsidiaries. USR does not have any subsidiaries or own, and has never had or owned, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any corporation or other business.
               (f) Financial Statements. The Balance Sheet of USR as of December 31, 2008 and the related Statement of Operations, Statement of Changes in Stockholders’ Equity (Deficit), and Statement of Cash Flows for the year ended December 31, 2008, and all related schedules and notes to the foregoing, have been audited by Lattimore Black Morgan & Cain, PC, and the Balance Sheets of USR as of December 31, 2007 and April 30, 2009 and the related Statement of Operations, Statement of Changes in Stockholders’ Equity (Deficit), and Statement of Cash Flows of USR for the year ended December 31, 2007, and all related schedules and notes to the foregoing, have been prepared by USR without audit. All of the foregoing financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), applied on a consistent basis, and fairly present, in all material respects, the financial position, results of operations, and changes in financial position of USR as of their respective dates and for the periods indicated. USR has no material liabilities, obligations, or commitments of a type that would be required to be disclosed in a balance sheet prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Balance Sheet of USR as of April 30, 2009 (“USR Base Balance Sheet”), or incurred since the date of the USR Base Balance Sheet in the ordinary course of business.
               (g) No Material Adverse Change. Since April 30, 2009, there has not been and, to the knowledge of USR, there is not threatened (i) any material adverse change in the financial condition, business, properties, assets, or results of operations of USR; (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of USR that materially affects or impairs the ability of USR to conduct its business; (iii) any event or condition of any character that has materially and adversely affected the business or condition (financial or otherwise) of USR; or (iv) any mortgage or pledge of any material amount of the assets or properties of USR, or any indebtedness incurred by USR, other than indebtedness, not material in the aggregate, incurred in the ordinary course of business.

               (h) Title to Properties. USR has good and marketable title to all of its real and personal assets and properties, including all assets and properties reflected in the USR Base Balance Sheet, or acquired subsequent to the date of the USR Base Balance Sheet, except properties disposed of subsequent to that date in the ordinary course of business and except where the failure to have good and marketable title would have an inconsequential effect on the business, assets, properties, or operations, or on the condition, financial or otherwise, of USR. Such assets and properties are not subject to any mortgage, pledge, lien, claim, encumbrance, charge, security interest, title retention, or other security arrangement, except for liens for the payment of federal, state, or other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of USR or the ownership of its assets or properties that were not incurred in connection with the borrowing of money or the obtaining of advances, and that do not in the aggregate materially detract from the value of the assets or properties of USR taken as a whole or materially impair the use thereof in the operation of USR’s business, except in each case as disclosed in the USR Base Balance Sheet. All leases pursuant to which USR leases real or personal property for payments equal to or in excess of $25,000 are valid and effective in accordance with their respective terms. Schedule 3.1(h) hereto sets forth, as of the date hereof, a list of all mortgages and real and personal property (for aggregate value per personal property lease in excess of $25,000) leases used to conduct the business of USR.
               (i) Condition of Assets and Properties. The buildings, equipment, machinery, fixtures, furniture, furnishings, office equipment, and all other tangible personal assets and properties presently used in, or necessary for the operation of, the business of USR, do not require any repairs other than normal maintenance and are in good operating condition, ordinary wear and tear excepted.
               (j) Litigation. There are no actions, suits, proceedings, or other litigation pending or, to the knowledge of USR, threatened in writing against USR, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to USR, would individually or in the aggregate have a material adverse effect on the business, assets, properties, or operations, or on the condition, financial or otherwise, of USR. USR is not a party to any decree, order, or arbitration award (or agreement entered into in any administrative, judicial, or arbitration proceeding with any governmental authority) with respect to or affecting any of its assets or properties or the use thereof or the conduct of its business. Neither USR, nor, to USR’s knowledge, any officer, director, manager, employee, or agent of USR has made any oral or written warranties with respect to the quality or absence of defect of the products or services sold or performed by USR that are in force as of the date hereof. There are no material claims pending, anticipated, or, to the knowledge of USR, threatened in writing against USR with respect to the quality of or absence of defects in such products or services. USR has not been required to pay direct, incidental, or consequential damages to any person or entity in connection with any of such products or services at any time during the five-year period preceding the date of this Agreement.
               (k) Licenses and Permits. USR is not subject to any material disability or liability by reason of its failure to possess any license, permit, franchise, certificate, consent, approval, or authorization. USR has all licenses, permits, franchises, certificates, consents, approvals, and authorizations of whatever kind and type, governmental or private, necessary for the business currently conducted by it and the ownership or use of all assets and properties and the premises occupied by it. Schedule 3.1(k) hereto constitutes a true, correct, and complete list of all licenses, permits, franchises, certificates, consents, approvals, and authorizations necessary for the conduct of the business of USR.
               (l) Intellectual Property. USR owns or holds all of the rights to use all trademarks, trade names, trade secrets, logos, fictitious names, service marks, slogans, patents, and copyrights that are used in or necessary to the operation of its business. Schedule 3.1(l) hereto constitutes, as of the date hereof, a true, complete, and correct list of all of the registered intellectual property and applications therefor owned by or exclusively licensed to USR. To the knowledge of USR, none of the matters covered by the intellectual property, nor any of the products or services sold or provided by USR, nor any of the processes used or the business practices followed by USR, infringes or has infringed upon any patent, trademark, trademark right, trade name, trade name right, trade secret, logo, fictitious name, service mark, slogan, or copyright owned by any person or entity (or any application with respect thereto), or constitutes unfair competition. USR is not, and following the Effective Time neither S&W nor any subsidiary of S&W will be, obligated to pay any royalty or other payment with respect to any intellectual property. To the knowledge of USR, no person or entity is producing, providing, selling, or using products or services that would constitute an infringement of any intellectual property of USR.
               (m) No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by USR of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to (i) any provision or restriction of any charter, bylaw, stockholders’ agreement, operating agreement, voting trust, proxy, or other similar agreement of USR or known to USR; (ii) any loan agreement, indenture, lease, mortgage, or lien of USR; (iii) any provision or restriction of any material lease agreement, contract, or instrument to which USR is a party or by which it is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of USR is subject or by which USR is bound. Neither the execution and delivery by USR of this Agreement or any of the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will result in the creation of any lien, claim, right, charge, encumbrance, or security interest of any nature or type whatsoever with respect to any of the stock, assets, or properties of USR.
               (n) Taxes.
                    (i) USR has duly filed in correct form all Tax Returns (as hereinafter defined) relating to the activities of USR required or due to be filed (with regard to applicable extensions) on or prior to the date hereof. All such Tax Returns are complete and accurate in all material respects, and USR has paid or made provision for the payment of all Taxes (as hereinafter defined) that have been incurred or are due or claimed to be due from USR by foreign, federal, state, or local taxing authorities for all periods ending on or before the date hereof, other than Taxes or other charges that are not delinquent or are being contested in good faith and have not been finally determined and have been disclosed to S&W. The amounts set up as reserves for Taxes on the books of USR are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon), whether or not disputed, accrued, or applicable. To the knowledge of USR, no claims for Taxes or assessments are being asserted or threatened against USR. USR has furnished to S&W a copy of all Tax Returns filed for it within the five-year period prior to the date of the Agreement. For purposes of this Agreement, the term “Taxes” shall mean all taxes, charges, fees, levies, or other assessments, including, income, gross receipts, excise, property, sales, transfer, license, payroll, franchise, and withholding taxes, imposed by the United States or any state, local, or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties, or additions to tax attributable to such assessments or to the failure to file any Tax Return; and the term “Tax Return” shall mean any report, return, or other information required to be supplied to a taxing authority or required by a taxing authority to be supplied to any other person.
                    (ii) USR has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. USR has no non-accountable expense reimbursement arrangement within the meaning of Treasury Regulation Section 1.62-2(c).
                    (iii) USR has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code within the last five years, and the stock of USR has not been distributed in a transaction satisfying the requirements of Section 355 of the Code within the last five years.
                    (iv) USR has not entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulation Section 301.6011-4(b). If USR has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (A) substantial authority for the tax treatment of such transaction or (B) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.
                    (v) USR is not, and has not in the last five years been, a “United States real property holding corporation” within the meaning of the Code and any applicable regulations promulgated thereunder. None of the stockholders of USR is a foreign person within the meaning of Section 1445 of the Code.
                    (vi) USR has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for any taxable period (or portion thereof) ending after the Closing Date.
                    (vii) Neither USR nor any of its affiliates has taken or agreed to take any action (other than action contemplated by this Agreement) that could reasonably be expected to prevent the Mergers, taken together, from constituting a “reorganization” under section 368(a) of the Code. To the knowledge of USR, there is no agreement, plan, or other circumstance that could reasonably be expected to prevent the Mergers, taken together, from so qualifying.

               (o) Accounts Receivable. Each account receivable of USR has arisen from a bona fide transaction relating to the sale of goods or the provision of services in the ordinary course of business, and, to the knowledge of USR, is subject to no defenses, setoffs, or counterclaims, except to the extent of the reserve reflected in the books of USR.
               (p) Contracts. USR is not a party to (i) any plan or contract providing for bonuses, incentives, pensions, stock options, stock purchases, deferred compensation, retirement payments, pension, profit sharing, or welfare benefits; (ii) any plan or agreement providing for fringe benefits to present or former employees, including sick leave, severance pay, medical, hospitalization, life insurance, or related benefits; (iii) any lease, installment purchase agreement, or other contract with respect to any real or personal property used or proposed to be used in its operations, excepting, in each case, items included within aggregate amounts disclosed or reflected in the USR Base Balance Sheet; (iv) any employment, consulting, or other similar arrangement not terminable by it upon 30 days or less notice without penalty to it or that provides for payments upon or after termination; (v) any contract or agreement for the purchase of any commodity, material, fixed asset, or equipment in excess of $50,000; (vi) any contract or agreement creating an obligation of USR of $50,000 or more; (vii) any mortgage, deed of trust, pledge agreement, security agreement, lease, or other contract or agreement in excess of $25,000 (except for such contracts or agreement in which USR has substantially completed its obligations thereunder), which by its terms does not terminate or is not terminable by it without penalty to it; (viii) any loan agreement, letter of credit, financing agreement, indenture, promissory note, or other similar type of arrangement; (ix) any purchase commitment to, or contract or agreement with, any manufacturer or other supplier creating an obligation of $50,000 or more; or (x) any license, authority, or permit in favor of any person or entity with respect to its business or any of its assets or properties (each a “Material Contract”). All Material Contracts to which USR is a party are valid and enforceable in accordance with their terms; USR, and, to the knowledge of USR, all other parties to each Material Contract have performed all obligations required to be performed to date and have waived no rights thereunder; neither USR nor, to the knowledge of USR, any such other party is in default or in arrears under the terms of any Material Contract; and, to the knowledge of USR, no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a default under any of them. USR is not bound by any agreement or arrangement to sell or provide goods or services at prices below the prevailing market prices therefor or to purchase goods or services at prices above the prevailing market prices therefor. USR has received no notice in writing, and USR has no reason to believe, that any of the manufacturers for or suppliers to USR intends to terminate its business relationship with USR for any reason whatsoever.
               (q) Compliance with Law and Other Regulations.
                    (i) General. USR is in compliance in all material respects with all requirements of foreign, federal, state, and local law and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties, and all premises occupied by it. Without limiting the foregoing, USR has properly filed all reports, paid all monies, and obtained all licenses, permits, certificates, and authorizations needed or required for the conduct of its business and the use of its assets and properties and the premises occupied by it in connection therewith, except where the failure to do so would have an inconsequential effect on the business assets, properties, or operations, or on the condition, financial or otherwise, of USR, and is in compliance in all material respects with all conditions, restrictions, and provisions of all of the foregoing. USR has not received any notice from any foreign, federal, state, or local authority or any insurance or inspection body that any of its assets, properties, facilities, equipment, or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building, or zoning law, or requirement of any public authority or body.
                    (ii) Environmental. Without limiting the foregoing, there is no environmental contamination, toxic waste or other discharge, spill, construction component, structural element, or condition adversely affecting any of the properties owned, leased, or used by USR, nor has USR received any official notice or citation that any of its assets or properties in any way contravene any federal, state, or local law or regulation relating to environmental, health, or safety matters, including any requirements of the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) or any Occupational Safety and Health Administration (“OSHA”) requirements. There has been no (A) storage, treatment, generation, or transportation or (B) spill, discharge, leak, emission, injection, escape, dumping, or release of any kind into the environment (including into air, water, or ground water) of any materials (including industrial, toxic, or hazardous substances or solid, medical, or hazardous waste) by, or on behalf of, USR or from any property owned, leased, or used by USR in violation of any applicable foreign, federal, state, or local law, statute, rule, or regulation or the common law or any decree, order, arbitration award, or agreement with or any license or permit from any foreign, federal, state, or local governmental authority. Schedule 3.1(q)(ii) hereto sets forth, as of the date hereof, a complete list of all aboveground and underground storage tanks, vessels, and related equipment and containers that are or have been used by USR, or are located on property owned, leased, or operated by USR, and that are subject to foreign, federal, state or local laws, statutes, rules or regulations, and such schedule sets forth their present contents, what the contents have been at any time in the past, and what program of redemption, if any, is contemplated with respect thereto.
               (r) Employee Benefit and Employment Matters.
                    (i) ERISA Matters. USR has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the regulations and published interpretations thereunder with respect to each “plan” (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which employees of USR are eligible to participate, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations. USR has not incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA. USR has furnished to S&W true and complete copies of, and listed on Schedule 3.1(r)(i) hereto, each pension plan, welfare plan, and employment benefit plan applicable to USR or with respect to which USR or any ERISA Affiliate (as hereinafter defined) contributes or has or may have actual or contingent liability (including any such liability under any terminated plan) and related trust agreements or annuity contracts, Internal Revenue Service determination letters, and summary plan descriptions; all of the foregoing plans, agreements, and commitments are valid, binding, and in full force and effect, and there are no defaults thereunder; and none of the rights of USR or any of its ERISA Affiliates (as hereinafter defined) thereunder will be impaired by this Agreement or the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, an “ERISA Affiliate” of a party shall be another entity that is considered a single employer with such party under Section 414 of the Code.
                    (ii) Labor Matters. USR has complied in all material respects with all applicable foreign, federal, state, and local laws relating to the employment of labor, including the provisions thereof relating to wages, hours, collective bargaining, working conditions, and payment of employment-related taxes of any kind, and USR is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation, sick leave, or other compensatory time except for such obligations as have arisen in accordance with USR’s policies with respect thereto in the ordinary course of business. USR is not a party to any collective bargaining or other contract or agreement with any labor union, and there is no request for union representation pending or threatened against USR. There is not pending or threatened in writing any (A) labor dispute, grievance, strike, or work stoppage involving any of the employees of USR, (B) charge or complaint against or involving any employees of USR by the National Labor Relations Board, the Department of Labor, the OSHA, or any similar foreign, federal, state, or local board or agency, or (C) unfair employment or labor practice charges by or on behalf of any employee of USR, except where the occurrence of any such event in clause (A), (B), or (C) would have an inconsequential effect on the business, assets, properties, or operations, or on the condition, financial or otherwise, of USR.
                    (iii) Arrangements with Employees. The employment of each employee of USR is terminable at will without cost to USR. All officers and independent contractors of USR are paid salaries or other compensation in accordance with the amounts set forth in Schedule 3.1(r)(iii) hereto, and Schedule 3.1(r)(iii) correctly and accurately sets forth, as of the date hereof, all salaries, expenses, and personal benefits paid to or accrued for all directors, officers, managers, stockholders, independent contractors, agents, or other representatives of USR as of the date of this Agreement, all of which are reflected as appropriate in the USR Base Balance Sheet.
                    (iv) Code Section 280G. USR is not and will not be obligated to pay separation, severance, termination, or similar benefits as a result of any transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual and the transactions contemplated by this Agreement will not be the direct or indirect cause of any amount paid or payable by USR being classified as an excess parachute payment under Section 280G of the Code.
                    (v) Section 409A. Each plan or arrangement that USR is a party to or bound by that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code (each, a “Section 409A Plan”) is in the form required by, and has been operated in all material respects in compliance with, the provisions of Section 409A of the Code and other generally applicable guidance published by the Internal Revenue Service. No transfers of property have been deemed to occur with respect to any Section 409A Plan as a result of the application of any of the rules relating to funding contained in Section 409A(b) of the Code.

               (s) No Payments to Directors, Officers, Stockholders, or Others. Since the date of the USR Base Balance Sheet, there has not been any purchase or redemption of any shares of USR Common Stock by USR or any transfer, distribution, or payment by USR, directly or indirectly, of any assets or properties to any director, officer, or stockholder, other than the payment of compensation for services actually rendered at rates not in excess of the rates prevailing on the date of the USR Base Balance Sheet.
               (t) No Prohibited Payments. Neither USR, nor, to the knowledge of USR, any officer, director, employee, independent contractor, or agent, acting on behalf of USR, has at any time (i) made any contributions to any candidate for political office in violation of applicable law or failed to disclose fully any contributions to any candidate for political office in accordance with any applicable statute, rule, regulation, or ordinance requiring such disclosure; (ii) made any payment to any local, state, federal, or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law; (iii) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which USR sells products or renders services or from which USR buys products or services for the purpose of influencing such agent or person to buy products or services from or sell products or services to USR; or (iv) engaged in any transaction, maintained any bank account, or used any corporate funds, except for transactions, bank accounts, and funds that have been and are reflected in the normally maintained books and records of USR.
               (u) Governing Documents and Minute Books. USR has previously made available to S&W true and complete copies of the certificate of incorporation and bylaws of USR as currently in effect. The minute books of USR contain records that are complete and accurate in all material respects of all meetings and other corporate actions held or taken by the Boards of Directors (or committees of the Boards of Directors) and stockholders of USR since its incorporation.
               (v) Insurance. USR maintains in full force and effect insurance coverage on its assets, properties, premises, operations, and personnel in amounts as are set forth on Schedule 3.1(v) hereto. USR has previously made available to S&W true and complete copies of such policies. Schedule 3.1(v) hereto also sets forth, as of the date hereof, a list of all insurance claims made by USR during the last three years prior to the date hereof.
               (w) List of Accounts Schedule 3.1(w) hereto contains a list of all bank and securities accounts and all safe deposit boxes maintained by USR, and a listing of all authorized signatories to such accounts or safe deposit boxes.
               (x) Accuracy of Statements. Neither any representation or warranty made by USR in this Agreement nor any certificate furnished or to be furnished by or on behalf of USR to S&W or SWAC in connection with this Agreement contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of circumstances in which they are made, not misleading.

               (y) Appointment of Stockholders’ Representative. As of the date of this Agreement, USR and stockholders of USR holding at least 71.00% of the outstanding shares of USR Common Stock as of the date of this Agreement have executed the Appointment of Stockholders’ Representative in the form of Exhibit J hereto (the “Appointment”).
          3.2 Representations and Warranties of S&W. Except as otherwise set forth in the S&W Disclosure Schedule heretofore delivered by S&W to USR and except as disclosed in any reports, proxy statement, or other document heretofore filed by S&W with the Securities and Exchange Commission (“SEC”), S&W represents and warrants to USR as follows:
               (a) Due Incorporation, Good Standing, and Qualification. Each of S&W and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation with the requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now being conducted. As used in this Agreement with reference to S&W, the term “subsidiaries” shall include all direct or indirect subsidiaries of S&W, including SWAC. SWAC has been newly formed for the purpose of the transactions contemplated by this Agreement, has conducted no operations, and has limited assets and liabilities. Neither S&W nor any subsidiary of S&W is subject to any material liability by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction.
               (b) Corporate Authority. Each of S&W and SWAC has the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of each of S&W and SWAC has duly authorized the execution, delivery, and performance of this Agreement. No other corporate proceedings on the part of S&W or SWAC or their subsidiaries are necessary to authorize the execution and delivery by S&W and SWAC of this Agreement or the consummation by S&W and SWAC of the transactions contemplated hereby. This Agreement has been duly executed and delivered by S&W and SWAC and, assuming due authorization, execution, and delivery hereof by each of the other parties hereto, constitutes a legal, valid, and binding agreement of S&W and SWAC, enforceable against S&W and SWAC in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
               (c) Capital Stock. As of the date hereof, S&W has authorized capital stock consisting of 20,000,000 shares of Preferred Stock, $.001 par value, of which no shares are issued and outstanding, and 100,000,000 shares of S&W Common Stock $.001 par value, of which 53,781,437 shares are issued and outstanding (exclusive of 1,200,000 treasury shares). As of such date, 9,316,792 shares of S&W Common Stock were reserved for issuance upon the terms of outstanding options, rights, awards, or instruments to purchase or otherwise acquire S&W Common Stock (“S&W Stock-Based Rights”). All of the issued and outstanding shares of capital stock of S&W and of each of its subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights.

               (d) Options, Warrants, and Rights. Neither S&W nor any subsidiary of S&W has any outstanding options, rights, awards, or instruments to purchase or otherwise acquire any shares of its capital stock, other than as set forth in S&W’s SEC Reports.
               (e) Subsidiaries. The outstanding shares of capital stock of the subsidiaries of S&W are owned by S&W free and clear of all claims, liens, charges, and encumbrances. S&W does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any corporation or other business other than with respect to its subsidiaries.
               (f) Financial Statements. The Consolidated Balance Sheets of S&W and its subsidiaries as of April 30, 2007 and April 30, 2008 and the related Consolidated Statements of Income and Comprehensive Income, Stockholders’ Equity, and Cash Flows for each of the three years in the period ended April 30, 2008, and all related schedules and notes to the foregoing, have been audited by BDO Seidman, LLP, and the Consolidated Balance Sheet of S&W and its subsidiaries as of January 31, 2008 and January 31, 2009 and the related Consolidated Statements of Income and Comprehensive Income, Stockholders’ Equity, and Cash Flows of S&W and its subsidiaries for the nine months ended January 31, 2008 and January 31, 2009, and all related schedules and notes to the foregoing, have been prepared by S&W without audit. All of the foregoing financial statements have been prepared in accordance with GAAP, and fairly present, in all material respects, the financial position, results of operations, and changes in financial position of S&W and subsidiaries as of their respective dates and for the periods indicated. Neither S&W nor any subsidiary of S&W has any material liabilities, obligations, or commitments of a type that would be required to be disclosed in a balance sheet prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Consolidated Balance Sheet of S&W and its subsidiaries as of January 31, 2009 (the “S&W Base Balance Sheet”), or incurred since the date of the S&W Base Balance Sheet in the ordinary course of business.
               (g) No S&W Material Adverse Effect. Since April 30, 2008, there has not been and, to the knowledge of S&W, there is not threatened (i) any material adverse change in the financial condition, business, properties, assets, or results of operations of S&W and its subsidiaries taken as a whole; (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of S&W or any subsidiary of S&W that materially affects or impairs the ability of S&W and its subsidiaries to conduct their businesses taken as a whole; (iii) any event or condition of any character that has materially and adversely affected the business or condition (financial or otherwise) of S&W and its subsidiaries taken as a whole; or (iv) any mortgage or pledge of any material amount of the assets or properties of S&W or any subsidiary of S&W, or any indebtedness incurred by S&W or any subsidiary of S&W, other than indebtedness, not material in the aggregate, incurred in the ordinary course of business.
               (h) Title to Properties. Each of S&W and its subsidiaries has good and marketable title to all of its real and personal assets and properties, including all assets and properties reflected in the S&W Base Balance Sheet, or acquired subsequent to the date of the S&W Base Balance Sheet, except properties disposed of subsequent to that date in the ordinary course of business and except where the failure to have good and marketable title would have an inconsequential effect on the business, assets, properties, or operations, or on the condition, financial or otherwise, of S&W and its subsidiaries taken as a whole. Such assets and properties are not subject to any mortgage, pledge, lien, claim, encumbrance, charge, security interest, title retention, or other security arrangement, except for liens for the payment of federal, state, or other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of S&W and its subsidiaries or the ownership of their assets or properties that were not incurred in connection with the borrowing of money or the obtaining of advances, and that do not in the aggregate materially detract from the value of the assets or properties of S&W and its subsidiaries taken as a whole or materially impair the use thereof in the operation of their respective businesses, except in each case as disclosed in the S&W Base Balance Sheet. All leases pursuant to which S&W or any subsidiary of S&W leases real or personal property for payments equal to or in excess of $25,000 are valid and effective in accordance with their respective terms.
               (i) Condition of Assets and Properties. The buildings, equipment, machinery, fixtures, furniture, furnishings, office equipment, and all other tangible personal assets and properties presently used in, or necessary for the operation of, the business of S&W or its subsidiaries do not require any repairs other than normal maintenance and are in good operating condition, ordinary wear and tear excepted.
               (j) Litigation. There are no actions, suits, proceedings, or other litigation pending or, to the knowledge of S&W, threatened in writing against S&W or any of its subsidiaries, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to S&W or its subsidiaries, would individually or in the aggregate have a material adverse effect on the business, assets, properties, or operations, or on the condition, financial or otherwise, of S&W and its subsidiaries taken as a whole. Neither S&W nor any subsidiary of S&W is a party to any decree, order, or arbitration award (or agreement entered into in any administrative, judicial, or arbitration proceeding with any governmental authority) with respect to or affecting any of its assets or properties or the use thereof or the conduct of its business. Neither S&W, nor any subsidiary of S&W, nor, to S&W’s knowledge, any officer, director, manager, employee, or agent of S&W or any subsidiary of S&W has made any oral or written warranties with respect to the quality or absence of defect of the products or services sold or performed by S&W or any subsidiary of S&W that are in force as of the date hereof. There are no material claims pending, anticipated, or, to the knowledge of S&W, threatened in writing against S&W or any subsidiary of S&W with respect to the quality of or absence of defects in such products or services. Neither S&W nor any subsidiary of S&W has been required to pay direct, incidental, or consequential damages to any person or entity in connection with any of such products or services at any time during the five-year period preceding the date of this Agreement.
               (k) Licenses and Permits. Neither S&W nor any subsidiary of S&W is subject to any material disability or liability by reason of its failure to possess any license, permit, franchise, certificate, consent, approval, or authorization. Each of S&W and its subsidiaries has all licenses, permits, franchises, certificates, consents, approvals, and authorizations of whatever kind and type, governmental or private, necessary for the business currently conducted by it and the ownership or use of all assets and properties and the premises occupied by it.
               (l) Intellectual Property. Each of S&W and its subsidiaries owns or holds all of the rights to use all trademarks, trade names, trade secrets, logos, fictitious names, service marks, slogans, patents, and copyrights that are used in or necessary to the operation of its business. To the knowledge of S&W, none of the matters covered by the intellectual property, nor any of the products or services sold or provided by S&W or any subsidiary of S&W, nor any of the processes used or the business practices followed by S&W or any subsidiary of S&W, infringes or has infringed upon any patent, trademark, trademark right, trade name, trade name right, trade secret, logo, fictitious name, service mark, slogan, or copyright owned by any person or entity (or any application with respect thereto), or constitutes unfair competition. Neither S&W nor any subsidiary of S&W is, and following the Effective Time S&W will not be, obligated to pay any royalty or other payment with respect to any intellectual property. To the knowledge of S&W, no person or entity is producing, providing, selling, or using products or services that would constitute an infringement of any intellectual property of S&W or any of its subsidiaries.
               (m) No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by S&W or any subsidiary of S&W of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to (i) any provision or restriction of any charter, bylaw, stockholders’ agreement, operating agreement, voting trust, proxy, or other similar agreement of S&W or known to S&W; (ii) any loan agreement, indenture, lease, mortgage, or lien of S&W or any subsidiary of S&W; (iii) any provision or restriction of any material lease agreement, contract, or instrument to which S&W or any subsidiary of S&W is a party or by which any of them is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of S&W or any subsidiary of S&W is subject or by which S&W or any subsidiary of S&W is bound. Neither the execution and delivery by S&W of this Agreement or any of the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will result in the creation of any lien, claim, right, charge, encumbrance, or security interest of any nature or type whatsoever with respect to any of the stock, assets, or properties of any of S&W or any subsidiary of S&W.
               (n) Taxes.
                    (i) S&W has duly filed in correct form all Tax Returns relating to the activities of S&W and its subsidiaries required or due to be filed (with regard to applicable extensions) on or prior to the date hereof. All such Tax Returns are complete and accurate in all material respects, and S&W has paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from S&W or any of its subsidiaries by foreign, federal, state, or local taxing authorities for all periods ending on or before the date hereof, other than Taxes or other charges that are not delinquent or are being contested in good faith and have not been finally determined. The amounts set up as reserves for Taxes on the books of S&W and its subsidiaries are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon), whether or not disputed, accrued, or applicable. To the knowledge of S&W, no claims for Taxes or assessments are being asserted or threatened against S&W or any of its subsidiaries.
                    (ii) Neither S&W nor any of its affiliates has taken or agreed to take any action (other than action contemplated by this Agreement) that could reasonably be expected to prevent the Mergers, taken together, from constituting a “reorganization” under section 368(a) of the Code. To the knowledge of S&W, there is no agreement, plan, or other circumstance that could reasonably be expected to prevent the Mergers, taken together, from so qualifying.
                    (iii) S&W has no plan or intention to liquidate the Surviving Corporation following the Mergers or causing the Surviving Corporation to sell or otherwise dispose of any assets of the Surviving Corporation acquired in the Mergers, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder.
                    (iv) Following the Mergers, S&W will cause the Surviving Corporation to continue USR’s historic business or to use a significant portion of USR’s historic business assets in a business, in each case within the meaning of section 1.368-1(d) of the Treasury Regulations, assuming that the assets of, and the business conducted by, USR on the Closing Date constitute the Surviving Corporation’s historic business assets and historic business, respectively.
                    (v) Following the Mergers, SWAC II has no plan or intention to issue additional shares that would result in S&W losing control of SWAC II within the meaning of section 368(c) of the Code.
                    (vi) S&W has no plan or intention to reacquire, and, to S&W’s knowledge, no person related to S&W within the meaning of Treasury Regulations section 1.368-1(e)(2) has a plan or intention to acquire, any of the S&W Common Stock issued in the Mergers.
               (o) Accounts Receivable. Each account receivable of S&W or any subsidiary of S&W has arisen from a bona fide transaction relating to the sale of goods or the provision of services in the ordinary course of business, and, to the knowledge of S&W, is subject to no defenses, setoffs, or counterclaims, except to the extent of the reserve reflected in the books of S&W and its subsidiaries.
               (p) Contracts. Neither S&W nor any subsidiary of S&W is a party to (i) any plan or contract providing for bonuses, incentives, pensions, stock options, stock purchases, deferred compensation, retirement payments, pension, profit sharing, or welfare benefits; (ii) any plan or agreement providing for fringe benefits to present or former employees, including sick leave, severance pay, medical, hospitalization, life insurance, or related benefits; (iii) any lease, installment purchase agreement, or other contract with respect to any real or personal property used or proposed to be used in its operations, excepting, in each case, items included within aggregate amounts disclosed or reflected in the S&W Base Balance Sheet; or (iv) any employment, consulting, or other similar arrangement not terminable by it upon 30 days or less notice without penalty to it or that provides for payments upon or after termination. All mortgages, leases, contracts, agreements, and other arrangements to which S&W or any subsidiary of S&W is a party are valid and enforceable in accordance with their terms; S&W, its subsidiaries, and, to the knowledge of S&W, all other parties to each of the foregoing have performed all obligations required to be performed to date and have waived no rights thereunder; neither S&W, nor any subsidiary of S&W, nor, to the knowledge of S&W, any such other party is in default or in arrears under the terms of any of the foregoing; and, to the knowledge of S&W, no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a default under any of them. Neither S&W nor any subsidiary of S&W is bound by any agreement or arrangement to sell or provide goods or services at prices below the prevailing market prices therefor or to purchase goods or services at prices above the prevailing market prices therefor. S&W has received no notice in writing, and S&W has no reason to believe, that any of the manufacturers for or suppliers to S&W or any of its subsidiaries intends to terminate its business relationship with S&W or any of its subsidiaries for any reason whatsoever.
               (q) Compliance with Law and Other Regulations.
                    (i) General. Each of S&W and its subsidiaries is in compliance in all material respects with all requirements of foreign, federal, state, and local law and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties, and all premises occupied by it. Without limiting the foregoing, each of S&W and its subsidiaries has properly filed all reports, paid all monies, and obtained all licenses, permits, certificates, and authorizations needed or required for the conduct of its business and the use of its assets and properties and the premises occupied by it in connection therewith, except where the failure to do so would have an inconsequential effect on the business, assets, properties, or operations, or on the condition, financial or otherwise, of S&W and its subsidiaries taken as a whole, and is in compliance in all material respects with all conditions, restrictions, and provisions of all of the foregoing. Neither S&W nor any subsidiary of S&W has received any notice from any foreign, federal, state, or local authority or any insurance or inspection body that any of its assets, properties, facilities, equipment, or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building, or zoning law, or requirement of any public authority or body.
                    (ii) Environmental. Without limiting the foregoing, there is no environmental contamination, toxic waste or other discharge, spill, construction component, structural element, or condition adversely affecting any of the properties owned, leased, or used by S&W or any subsidiary of S&W, nor has S&W nor any subsidiary of S&W received any official notice or citation that any of its assets or properties in any way contravene any federal, state, or local law or regulation relating to environmental, health, or safety matters, including any requirements of CERCLA or any OSHA requirements. There has been no (A) storage, treatment, generation, or transportation or (B) spill, discharge, leak, emission, injection, escape, dumping, or release of any kind into the environment (including into air, water, or ground water) of any materials (including industrial, toxic, or hazardous substances or solid, medical, or hazardous waste) by, or on behalf of, S&W or any subsidiary of S&W or from any property owned, leased, or used by S&W or any subsidiary of S&W in violation of any applicable foreign, federal, state, or local law, statute, rule, or regulation or the common law or any decree, order, arbitration award, or agreement with or any license or permit from any foreign, federal, state, or local governmental authority.
               (r) Employee Benefit and Employment Matters.
                    (i) ERISA Matters. Each of S&W and its subsidiaries has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of ERISA and the regulations and published interpretations thereunder with respect to each “plan” (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which employees of S&W or its subsidiaries are eligible to participate, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations. Neither S&W nor any subsidiary of S&W has incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such Plan under Title IV of ERISA.
                    (ii) Labor Matters. Each of S&W and its subsidiaries has complied in all material respects with all other applicable foreign, federal, state, and local laws relating to the employment of labor, including the provisions thereof relating to wages, hours, collective bargaining, working conditions, and payment of employment-related taxes of any kind, and neither S&W nor any subsidiary of S&W is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation, sick leave, or other compensatory time except for such obligations as have arisen in accordance with S&W’s policies with respect thereto in the ordinary course of business. Neither S&W nor any subsidiary of S&W is a party to any collective bargaining or other contract or agreement with any labor union, and there is no request for union representation pending or threatened against S&W or any subsidiary of S&W. There is not pending or threatened in writing any (A) labor dispute, grievance, strike, or work stoppage involving any of the employees of S&W or any subsidiary of S&W, (B) charge or complaint against or involving any employees of S&W or any subsidiary of S&W by the National Labor Relations Board, the Department of Labor, the OSHA, or any similar foreign, federal, state, or local board or agency, or (C) unfair employment or labor practice charges by or on behalf of any employee of S&W or any subsidiary of S&W, except where the occurrence of any such event in clause (A), (B), or (C) would have an inconsequential effect on the business, assets, properties, or operations, or on the condition, financial or otherwise, of S&W and its subsidiaries taken as a whole.
                    (iii) Arrangements with Employees. The employment of each employee of S&W or any subsidiary of S&W is terminable at will without cost to S&W or any subsidiary of S&W.
               (s) No Payments to Directors, Officers, Stockholders, or Others. Since the date of the S&W Base Balance Sheet, there has not been any purchase or redemption of any shares of S&W Common Stock or any shares of capital stock of any subsidiary of S&W or any transfer, distribution, or payment by S&W or its subsidiaries, directly or indirectly, of any assets or properties to any director, officer, or stockholder, other than the payment of compensation for services actually rendered at rates not in excess of the rates prevailing on the date of the S&W Base Balance Sheet.

               (t) No Prohibited Payments. Neither S&W, nor any subsidiary of S&W, nor, to the knowledge of S&W, any officer, director, employee, independent contractor, or agent, acting on behalf of S&W or any subsidiary of S&W, has at any time (i) made any contributions to any candidate for political office in violation of applicable law or failed to disclose fully any contributions to any candidate for political office in accordance with any applicable statute, rule, regulation, or ordinance requiring such disclosure; (ii) made any payment to any local, state, federal, or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law; (iii) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which S&W or any subsidiary of S&W sells products or renders services or from which S&W or any subsidiary of S&W buys products or services for the purpose of influencing such agent or person to buy products or services from or sell products or services to S&W or any subsidiary of S&W; or (iv) engaged in any transaction, maintained any bank account, or used any corporate funds, except for transactions, bank accounts, and funds that have been and are reflected in the normally maintained books and records of S&W or any subsidiary of S&W.
               (u) Minute Books. The minute books of S&W and its subsidiaries contain records that are complete and accurate in all material respects of all meetings and other corporate actions held or taken by the Boards of Directors (or committees of the Boards of Directors) and stockholders of S&W and its subsidiaries, as the case may be, since their incorporation.
               (v) Insurance. Each of S&W and its subsidiaries maintains in full force and effect insurance coverage on its assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are adequate and customary for the businesses engaged in by it.
               (w) Accuracy of Statements. Neither any representation or warranty made by S&W in this Agreement nor any certificate furnished or to be furnished by or on behalf of S&W to USR in connection with this Agreement contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of circumstances in which they are made, not misleading.
               (x) SEC Reports. S&W has filed on a timely basis (subject to all permitted extensions thereof) all forms, reports, financial statements, schedules, and other documents required to be filed by it with the SEC since April 30, 2008 (the “SEC Reports”). The SEC Reports (i) were prepared, in all material respects, in accordance with the applicable requirements of the Securities Act and the Exchange Act, and, in each case, the rules and regulations promulgated thereunder, and (ii) do not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading as of the time the document was filed. S&W has previously made available to USR a true and correct copy of any amendment or modification to the SEC Reports that is required to be, but has not yet been, filed with the SEC. S&W has responded to all comment letters of the staff of the SEC relating to any SEC Reports. S&W and its subsidiaries have implemented and maintain (i) disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to S&W and its subsidiaries is made known to the chief executive officer and chief financial officer of S&W by others at S&W and its subsidiaries, and (ii) a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. All SEC Reports that are filed between the date hereof and the Effective Time will be timely filed, will, in all material respects, comply and be prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and, in each case, the rules and regulations promulgated thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they are made, not misleading.
               (y) Status of S&W Common Stock to be Issued. The shares of S&W Common Stock to be issued as a portion of the Merger Consideration have been duly authorized and reserved for issuance by all requisite actions of the Board of Directors and stockholders, as the case may be, of S&W and will be, when issued in accordance with this Agreement, validly authorized and issued, fully paid, nonassessable, free of preemptive or other similar rights, and listed for trading on the Nasdaq Global Select Market.
          3.3 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3, none of the parties to this Agreement makes any other express or implied representation or warranty with respect to it, its business, financial condition, or prospects, and each such party disclaims that it or any of its directors, officers, representatives, or agents has made any other representation or warranty. Except for the representations and warranties contained in this Section 3, each party disclaims, with the consent of the other parties, all liability or responsibility for any other asserted representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to any other party or such party’s directors, officers, representatives, or agents.
SECTION 4.
COVENANTS
          4.1 Mutual Covenants of the Parties.
               (a) Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable law, so as to enable the parties to consummate, as soon as practicable, the transactions contemplated hereby, including (i) obtaining all consents, approvals, authorizations, permits, or orders from any Governmental Entity (as hereinafter defined) or other person that are required for the consummation of the transactions contemplated hereby; (ii) making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement and the transactions contemplated hereby under any applicable laws; provided, that the parties hereto shall cooperate with each other in connection with the preparation and making of all such filings, including, if requested and subject to applicable laws regarding the exchange of information, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable changes suggested in connection therewith provided that the reviewing party agrees to act reasonably and as promptly as practicable; (iii) taking any and all actions reasonably necessary to satisfy all of the conditions to each party’s obligations hereunder as set forth in Section 5; and (iv) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Effective Date. The term “Governmental Entity” shall mean any domestic or foreign governmental, administrative, judicial or regulatory authority, agency, commission, body, court, or other legislative, executive, or judicial governmental entity.
               (b) Notice Regarding Changes. USR shall promptly inform S&W in writing of any change in facts and circumstances that could reasonably be expected to render any of the representations and warranties made herein by USR and the Stockholders’ Representative inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. S&W shall promptly inform USR in writing of any change in facts and circumstances that could reasonably be expected to render any of the representations and warranties made herein by S&W inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.
               (c) Public Announcements. S&W and USR shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement unless mutually agreed by S&W and USR, except as may be required by law on the advice of counsel or by any listing agreement with any national securities exchange.
               (d) Tax-Free Transaction. From and after the date of this Agreement, each party hereto shall use its commercially reasonable efforts to cause the Mergers, taken together, to qualify, and shall not take any actions or cause any actions to be taken which could reasonably be expected to prevent the Mergers, taken together, from qualifying, as a “reorganization” under section 368(a) of the Code.
               (e) Further Assurances. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement (including providing any information in any way related to the assets to be purchased pursuant to this Agreement), the proper officers and directors of each party to this Agreement shall take all such action.
          4.2 Covenants of USR. USR agrees that, unless S&W otherwise agrees in writing, prior to the Effective Time, it will comply with the following:
               (a) Preservation of Business. USR shall use commercially reasonable efforts to (i) preserve intact the present business organization of USR; (ii) preserve the present goodwill and advantageous relationships of USR with all persons having business dealings with USR; (iii) preserve and maintain in full force and effect all licenses, registrations, franchises, patents, trademarks, copyrights, and other similar rights of USR; and (iv) maintain in full force and effect all property, casualty, fiduciary, directors and officers, and other forms of insurance that it is presently carrying.
               (b) Ordinary Course. USR shall operate its business only in the usual, regular, and ordinary course and manner. Without limiting the foregoing, USR shall not (i) encumber or mortgage any of its assets or properties; (ii) incur any obligation (contingent or otherwise) or purchase or acquire, or transfer or convey, any material assets or properties or enter into any transaction or make or enter into any contract or commitment, except in the ordinary course of business; (iii) acquire any stock or other equity interest in any corporation, trust, or other entity; (iv) create, incur, or assume any indebtedness for borrowed money, except in the ordinary course of business, or incur, assume, or become subject, whether directly or indirectly, by way of guaranty or otherwise, to any obligation or liability (whether absolute, accrued, contingent, or otherwise and whether due or to become due) other than obligations or liabilities incurred in the ordinary course of business; (v) fail to discharge or to satisfy any lien, claim, or encumbrance or pay or satisfy any claim, obligation, or liability (whether absolute, accrued, contingent, or otherwise) when the same shall become due and payable; (vi) sell, lease, assign, transfer, or otherwise dispose of any asset or property having a book value in excess of $50,000 individually or $100,000 in the aggregate, except for sales of inventory in the ordinary course of business; (vi) knowingly permit or allow any material asset or property of USR to be subjected to any lien, claim, or encumbrance or enter into any conditional sale or other title retention agreement with respect to any material asset or property; (vii) change in any material respect the accounting methods or practices followed by USR; (viii) enter into any agreement with any labor union or association representing any employee; (ix) enter into, amend, terminate, or fail to renew any Material Contract, other than in the ordinary course of business; (x) make any capital expenditures, capital additions, or capital improvements in excess of $50,000 individually or $100,000 in the aggregate, other than in the ordinary course of business; (xi) make or revoke any material tax election, other than consistent with past practice, unless required by applicable law, or resolve any tax audit or other similar proceeding in respect of material taxes paid by USR; (xii) waive or settle any material claims or rights relating to USR’s business; or (xiii) transfer or license to any person or otherwise extend, modify, or amend in any material respect, any rights to intellectual property, other than in the ordinary course of business.
               (c) Books and Records. USR shall maintain its books, accounts, and records in the usual, regular, and ordinary manner and on a basis consistent with prior years.
               (d) Compliance with Law. USR shall comply with all laws, regulations, and rules applicable to it, the conduct of its business, and the ownership or use of its assets and properties.
               (e) No Organic Change. USR shall not (i) amend its certificate of incorporation or bylaws; (ii) make any change in its capital stock by reclassification, subdivision, reorganization, or otherwise; or (iii) merge or consolidate with any other corporation, trust, or other entity or change the character of its business.
               (f) No Issuance by USR of Shares, Options, or Other Rights. USR shall not (i) issue any shares of capital stock except pursuant to the terms of USR Stock-Based

Rights; or (ii) grant any option, warrant, instrument, or other right to purchase or acquire shares of capital stock of USR.
               (g) Compensation. USR shall not (i) increase the compensation payable to any officer or to other management personnel from the amount payable as of May 26, 2009; or (ii) introduce, adopt, or change any pension or profit sharing plan or any other employee benefit arrangement, except for insubstantial changes necessary to comply with the minimum requirements of the Code or ERISA, or except as disclosed in the USR Disclosure Schedule. USR shall not enter into any employment agreements with any of their officers or management personnel that may not be cancelled without penalty upon notice not exceeding 90 days.
               (h) Dividends. USR shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock; (ii) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock; or (iii) repurchase, redeem, or otherwise acquire any shares of capital stock or any other securities of USR.
               (i) S&W’s Access to Information and Properties. USR shall, upon reasonable advance notice and without unreasonable disruption to the operations of USR and its business, permit S&W and its authorized employees, agents, accountants, legal counsel, and other representatives to have access to the books, records, officers and (upon reasonable advance request to Matthew A. Gelfand) employees, counsel, accountants, and other representatives of USR for the purpose of conducting an investigation of USR’s financial condition, corporate status, operations, prospects, business, and properties. USR shall make available to S&W for examination and reproduction all documents and data of every kind and character relating to USR in possession or control of, or subject to reasonable access by, USR, including, all files, records, data, and information relating to the properties of USR (whether stored in paper, magnetic, or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. USR shall, during regular business hours, upon reasonable advance notice and without unreasonable disruption to the operations of USR and its business, also allow S&W access to, and the right to inspect, the properties of USR.
               (j) Consents and Approvals. USR shall use its commercially reasonable efforts to obtain all necessary consents and approvals of other persons and governmental authorities to the performance by USR of the transactions contemplated by this Agreement. USR shall make all filings, applications, statements, and reports to all foreign, federal, state, local, and other government agencies or entities that are required to be made prior to the Effective Time by or on behalf of USR pursuant to any statute, rule, or regulation in connection with the transactions contemplated by this Agreement.
          4.3 Covenants of S&W. S&W agrees that, unless USR otherwise agrees in writing, prior to the Effective Time, it will comply with the following:
               (a) Compliance with Law. S&W and its subsidiaries shall comply with all laws, regulations, and rules applicable to them, the conduct of their business, and the ownership or use of their assets and properties.

               (b) USR’s Access to Information and Properties. S&W shall, during regular business hours, upon reasonable advance notice and without unreasonable disruption to the operations of S&W, its subsidiaries and their respective business, permit USR and its authorized employees, agents, accountants, legal counsel, and other representatives to have access to the books, records, officers and (upon the reasonable advance request to William F. Spengler) employees, counsel, accountants, and other representatives of S&W for the purpose of conducting an investigation of the financial condition, corporate status, operations, prospects, business, and properties of S&W and its subsidiaries. S&W shall make available to USR for examination and reproduction all documents and data of every kind and character relating to S&W and its subsidiaries in possession or control of, or subject to reasonable access by, S&W and its subsidiaries, including all files, records, data, and information relating to the properties of S&W and its subsidiaries (whether stored in paper, magnetic, or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto.
               (c) Consents and Approvals. S&W shall use commercially reasonable efforts to obtain all necessary consents and approvals of other persons and governmental authorities to the performance by S&W of the transactions contemplated by this Agreement. S&W shall make all filings, applications, statements, and reports to all foreign, federal, state, local, and other government agencies or entities that are required to be made prior to the Effective Time by or on behalf of S&W pursuant to any statute, rule, or regulation in connection with the transactions contemplated by this Agreement.
          4.4 Filings Under the HSR Act and Other Antitrust Filings.
               (a) General. The parties acknowledge that the Mergers may require filings with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and with certain foreign jurisdictions under applicable foreign competition or merger laws (each an “Antitrust Law” and collectively, the “Antitrust Laws”).
               (b) Consents; Approvals.
                    (i) Commercially Reasonable Efforts. The parties shall use commercially reasonable efforts to as promptly as practicable obtain, and cooperate with each other in order to obtain, all consents, waivers, approvals, authorizations, or orders and to make all filings (including the filings under the HSR Act and other Antitrust Laws and all other filings with Governmental Entities) lawfully required to be obtained from or filed with all applicable Governmental Entities in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby.
                    (ii) Filings. Each party shall (A) file or cause to be filed with the FTC and the Antitrust Division, and with any other Governmental Entities, if applicable, as promptly as practicable but in no event later than the fifth business day after the execution and delivery of this Agreement, all reports and other documents required to be filed by such party under the HSR Act or other applicable Antitrust Laws concerning the transactions contemplated hereby; and (B) promptly comply with or cause to be complied with any requests by the FTC, the

Antitrust Division, or by any other Governmental Entity for additional information concerning such transactions, in each case so that the applicable waiting period shall expire as soon as practicable after the execution and delivery of this Agreement.
                    (iii) Requisite Information. The parties shall furnish to the other parties’ outside counsel all information about such party or its affiliates, if any, required to be included in any application or other filing to be made by such other party pursuant to the HSR Act and other Antitrust Laws or rules and regulations of any Governmental Entity in connection with the Mergers, subject to applicable law and privileges, including the attorney-client privilege.
               In furtherance and not in limitation of the agreements of the parties contained in this Section 4.4, each party shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other person with respect to the transactions contemplated hereby under any applicable law. S&W shall pay the applicable HSR Act filing fee and all other antitrust notification filing fees required in any other applicable jurisdiction.
          4.5 Other Acquisition Proposals.
               (a) No Solicitation. USR shall not, nor shall it permit any of its affiliates, or any of their respective officers, directors, or employees or any agent, representative, investment banker, financial advisor, attorney, accountant, or other person or firm engaged by it to, directly or indirectly, (i) solicit, initiate, or encourage the submission of proposals or offers from any third party relating to any Acquisition Proposal (as hereinafter defined) relating to USR; (ii) cooperate with or furnish or cause to be furnished any Evaluation Material (as defined in the Confidentiality Agreement between S&W and USR) concerning USR to any third person in connection with any Acquisition Proposal relating to USR; (iii) participate in any negotiations regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal relating to USR; or (iv) enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal relating to USR. As used in this Agreement, “Acquisition Proposal” means any of the following transactions involving USR or any of its subsidiaries, other than negotiating a mutually acceptable business combination as contemplated by this Agreement: (i) any merger, consolidation, share exchange or purchase, reorganization, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (whether in a single transaction or series of transactions), of assets either constituting 5% or more of USR’s consolidated assets or which generate 5% or more of USR’s consolidated revenue; (iii) any tender offer or exchange offer for 5% or more of the outstanding shares of USR’s capital stock; (iv) any person acquiring beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act) being formed, which beneficially owns or has the right to acquire beneficial ownership of, 5% or more of the then outstanding shares of USR’s capital stock (other than persons or “groups” that beneficially own or have the right to acquire beneficial ownership of 5% of more of the outstanding shares of USR’s capital stock as of the date hereof); or (v) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

               (b) Change in Recommendation. Prior to the valid abandonment of this Agreement pursuant to Section 6.3 of this Agreement, neither the Board of Directors of USR nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to S&W, the approval or recommendation of this Agreement or the Mergers by the Board of Directors or such committee; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) cause USR to enter into any agreement with respect to any Acquisition Proposal.
               (c) Break Up Fee. In the event USR shall receive any Acquisition Proposal, USR shall promptly communicate to S&W the terms of such Acquisition Proposal. In addition, unless the transactions contemplated by this Agreement have not been consummated as the result of an abandonment pursuant to Section 6.3(a) or Section 6.3(c), in the event the Board of Directors of USR either (i) between the date hereof and one year after the date hereof, authorizes, recommends, or enters into, any merger, consolidation, or other business combination involving USR or any agreement with respect to the sale of a substantial portion of the assets or securities of USR (which shall be deemed to mean 25% or more thereof on a consolidated basis), other than the transactions contemplated hereby, or (ii) fails to recommend or withdraws its recommendation to USR’s stockholders of the approval of the transactions provided for herein or the Principal Stockholders do not vote to approve this Agreement and the transactions contemplated hereby, USR shall pay promptly to S&W, as liquidated damages, the amount of $2,500,000.
          4.6 Registration Agreement; Listing. S&W shall file a registration statement with the SEC within 10 days after the Effective Time as provided in the Registration Agreement forming Exhibit E hereto (the “Registration Agreement”). S&W shall use commercially reasonable efforts to cause the S&W Common Stock registered thereunder to be approved for listing on the Nasdaq Global Select Market.
          4.7 Continuing Employees.
               (a) Continuing Employees. Each employee of USR who continues employment with SWAC II as the Surviving Corporation (each a “Continuing Employee”) shall be eligible to participate in S&W’s health, vacation, and other non-equity based employee benefit plans to the same extent as other comparable employees of S&W and its subsidiaries. Until the end of the Earn-Out Period:
                    (i) Salary/Wages. Except as otherwise provided in any employment agreement between a Continuing Employee and the Surviving Corporation, S&W or any of its subsidiaries, S&W shall pay or cause to be paid to such Continuing Employee, during any portion of the Earn-Out Period that such Continuing Employee is employed by the Surviving Corporation, S&W or any of its subsidiaries, an annual salary or hourly wage rate and bonus and annual incentives (other than equity-based awards), as applicable, that are no less than the annual salary or hourly wage rate and bonus and annual incentives (other than equity-based awards) payable to such Continuing Employee immediately prior to the Effective Time;
                    (ii) Benefits. S&W shall provide, or cause to be provided, to each Continuing Employee, during any portion of the Earn-Out Period that such Continuing

Employee is employed by the Surviving Corporation, S&W, or any of its subsidiaries, employee benefits that are, in the aggregate, no less favorable to such Continuing Employee than the employee benefits provided to such Continuing Employee pursuant to the benefit plans (other than equity-based benefits) of USR immediately prior to the Effective Time;
                    (iii) S&W Plans. With respect to employee benefit plans, if any, of S&W or its subsidiaries in which Continuing Employees become eligible to participate after the Effective Time (the “S&W Plans”), S&W shall, or shall cause its subsidiaries to, use commercially reasonable efforts to (A) with respect to each S&W Plan that is a medical or health plan, (1) waive any exclusions for pre-existing conditions under such S&W Plan that would otherwise result in a lack of coverage for any condition for which the applicable Continuing Employee would have been entitled under the corresponding Plan of USR in which such Continuing Employee was an active participant immediately prior to his or her transfer to the S&W Plan, (2) waive any waiting period under such S&W Plan, to the extent that such period exceeds the corresponding waiting period under the Plan of USR in which such Continuing Employee was an active participant immediately prior to his or her transfer to the S&W Plan, and (3) provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee prior to his or her transfer to the S&W Plan in satisfying any applicable deductible or out-of-pocket requirements under such S&W Plan for the plan year that includes such transfer; and (B) recognize service of the Continuing Employees with USR for purposes of eligibility to participate and vesting credit, and, solely with respect to vacation, benefit accrual in any S&W Plan in which the Continuing Employees are eligible to participate after the Effective Time, provided, however, that the foregoing shall not be construed to result in any duplication of benefits; and
                    (iv) Accrued Benefits. S&W shall cause the Surviving Corporation to honor the accrued benefits under each of USR’s non-qualified deferred compensation and retirement plans.
               (b) No Right to Employment. Nothing in this Agreement shall be construed (i) to create a right in any employee of USR to employment with the Surviving Corporation, S&W or any of its subsidiaries or (ii) to make any employee of USR or any Continuing Employee a third party beneficiary of this Agreement.
          4.8 Indemnification; Tail Policy.
               (a) Other than in respect of claims by stockholders of USR in connection with this Agreement or the Mergers, all rights to indemnification, advancement of expenses, and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current directors (the “Indemnified Directors”) and current officers of USR (the “Indemnified Officers”), as provided in USR’s articles of incorporation or bylaws, or in any written indemnification contract (in each case, as in effect on the date of this Agreement), shall be assumed by the Surviving Corporation and shall continue in full force and effect in accordance with their terms and shall not be amended, repealed, or otherwise modified (except as required by applicable law) for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Directors and Indemnified Officers; provided, however, that the indemnification provided by this Section 4.8(a) shall be limited to the deductible contained in the Wrap Policy, which includes the directors’ and officers’ liability insurance policy, the employment practices liability policy, and the fiduciary liability policy, of USR as of the date of this Agreement (the “Wrap Policy”); and provided, further, that the aggregate liability of the Surviving Corporation pursuant to this Section 4.8(a) separate and apart from any payment received from the insurance carrier in respect of the Wrap Policy shall not exceed $100,000 in the aggregate.
               (b) Prior to the Effective Time, USR shall procure a six year “tail” directors’ and officers’ liability insurance, employment practices liability insurance, and fiduciary liability insurance policy with respect to acts or omissions occurring prior to the Effective Time with coverages and amounts comparable to those of the Wrap Policy maintained by USR as of the date of this Agreement in the form previously made available to S&W by USR (the “Tail Policy”). The Surviving Corporation shall not terminate or modify the Tail Policy following the Effective Time.
          4.9 Directors of the Surviving Corporation. Following the Effective Time and during the Earn-Out Period, S&W covenants and agrees that the sole directors of the Surviving Corporation shall include the Chief Executive Officer and Chief Financial Officer of S&W (or its successor as the ultimate parent company of S&W and its subsidiaries) and Matthew A. Gelfand so long as Mr. Gelfand is employed by S&W, the Surviving Corporation, or one of S&W’s subsidiaries in substantially the same capacity as of the time immediately following the Effective Time.
SECTION 5.
CONDITIONS PRECEDENT TO OBLIGATIONS
          5.1 Conditions Precedent to the Obligations of S&W and SWAC. The obligations of S&W and SWAC under this Agreement are, at the option of S&W and SWAC, subject to the satisfaction of the following conditions on or before the Effective Time:
               (a) Accuracy of Representations and Warranties. The representations and warranties of USR and the Stockholders’ Representative (on behalf of the stockholders of USR) herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time, except as affected by transactions contemplated hereby.
               (b) Performance of Agreements. USR shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Effective Time.
               (c) Corporate Approvals. All necessary corporate action on the part of the directors and stockholders of USR adopting this Agreement and approving the transactions contemplated hereby shall have been taken by July 17, 2009. Without limiting the foregoing, the Principal Stockholders shall have executed and delivered to S&W the Voting Agreement forming Exhibit D hereto.

               (d) Opinion of Counsel for USR. S&W shall have received an opinion of Bass, Berry & Sims PLC, counsel for USR, dated the Effective Time, in form and substance reasonably satisfactory to S&W and its counsel, to the following effect:
                    (i) USR is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of New York and has the corporate power under the laws of such state to own, lease, and operate its properties, to carry on its business as presently conducted, and to consummate the Mergers contemplated hereby;
                    (ii) All necessary corporate proceedings of the Board of Directors and the stockholders of USR to approve and adopt this Agreement and to authorize the execution and delivery of this Agreement and the consummation of the Mergers contemplated hereby have been duly and validly taken;
                    (iii) USR has the corporate power to execute and deliver this Agreement, and this Agreement has been duly authorized, executed, and delivered by it and constitutes its legal, valid, and binding obligation enforceable in accordance with its terms except that the enforceability thereof may be subject to (A) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer, and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (B) general principles of equity (including possible unavailability of specific performance, injunctive relief, and other equitable remedies), regardless of whether such enforcement is sought in a proceeding in equity or at law;
                    (iv) Such counsel knows of no litigation or other legal proceedings pending or threatened in writing against or affecting USR before or by any foreign, federal, state, municipal, or other governmental agency or arbitrator that would result in a breach of the representation and warranty set forth in Section 3.1(j) of this Agreement; and
                    (v) The consummation of the Mergers will not violate or result in a breach of or constitute a default by USR under any provision of, or require the consent (which has not been obtained) of any person under the terms of, any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, award, ordinance, or regulation known to such counsel to which USR or any subsidiary of USR is a party or by which it is bound.
               (e) No Material Adverse Change. There shall have been no material adverse change in the business, properties, operating results, or financial condition of USR.
               (f) Litigation. No action or proceeding by any Governmental Entity shall have been instituted or threatened in writing that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement, and would, in the reasonable judgment of S&W and SWAC, make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other party that enjoins, restrains, or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.

               (g) Dissenters’ Rights. Dissenters’ rights of appraisal under the NYBCL shall not have been effectively preserved as of the Effective Time by owners of more than 7.5% of the outstanding shares of USR Common Stock.
               (h) Appointment of Stockholders’ Representative. USR and stockholders of USR holding at least 92.5% of the outstanding shares of USR Common Stock immediately prior to the Effective Time shall have executed the Appointment.
               (i) FIRPTA Certificate. USR shall deliver to S&W a certificate dated the Closing Date satisfying the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), in form and substance reasonably satisfactory to S&W, certifying that USR is not nor has been a “U.S. real property holding corporation” (as defined in Section 897(c)(2) of the Code) at any time during the five years preceding the date of the certificate (or such shorter period as may be specified by Section 897(c)(1)(A)(ii) of the Code).
               (j) Officer’s Certificate. USR shall deliver to S&W a certificate in form and substance reasonably satisfactory to S&W and its counsel, executed by the Chief Executive Officer and Chief Financial Officer of USR, certifying that the conditions specified in Sections 5.1(a), 5.1(b) and 5.1(e) have been fulfilled.
               (k) Termination of HSR Act Waiting Period. Any and all applicable waiting periods under the HSR Act and other Antitrust Laws with respect to the transactions contemplated by this Agreement shall have expired or shall have been terminated.
               (l) Investment Letters. Each stockholder of USR shall have executed an investment letter in the form of Exhibit F hereto.
               (m) Proxy. Each stockholder of USR listed in Appendix 3 hereto shall have executed a proxy in the form of Exhibit G hereto.
               (n) Severance Agreements. Each of the officers of USR listed in Appendix 4 hereto shall have executed a severance agreement in the form of Exhibit H hereto.
               (o) Noncompetition Agreements. Each of the officers of USR listed in Appendix 5 hereto shall have executed a noncompetition agreement in the form of Exhibit I hereto.
               (p) Escrow Agreement. USR and the Stockholders’ Representative shall have executed the Escrow Agreement in the form of Exhibit C hereto.
          5.2 Conditions Precedent to the Obligations of USR and the Stockholders’ Representative. The obligations of USR and the Stockholders’ Representative under this Agreement are, at the option of USR, subject to the satisfaction of the following conditions on or before the Effective Time:
               (a) Accuracy of Representations and Warranties. The representations and warranties of S&W herein contained shall have been true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time, except as affected by transactions contemplated hereby.
               (b) Performance of Agreements. S&W and SWAC shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them on or prior to the Effective Time.
               (c) Corporate Approval. All necessary corporate action on the part of the directors of S&W and the directors and stockholder of SWAC approving and adopting this Agreement and approving the transactions contemplated hereby shall have been taken by July 17, 2009.
               (d) Opinion of Counsel for S&W and SWAC. USR shall have received an opinion of Greenberg Traurig, LLP, counsel for S&W and SWAC, dated the Effective Time, in form and substance reasonably satisfactory to USR and its counsel, to the effect that:
                    (i) Each of S&W and SWAC is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of its incorporation and has the corporate power under the laws of such state to own, lease, and operate its properties, to carry on its business as presently conducted, and to consummate the Mergers contemplated hereby;
                    (ii) All necessary corporate proceedings of the S&W Board and the Board of Directors and stockholders of SWAC to approve and adopt this Agreement and to authorize the execution and delivery of this Agreement and the consummation of the Mergers have been duly and validly taken;
                    (iii) Each of S&W and SWAC has the corporate power to execute and deliver this Agreement, and this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid, and binding obligation enforceable in accordance with its terms except that the enforceability thereof may be subject to (A) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer, and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (B) general principles of equity (including possible unavailability of specific performance, injunctive relief, and other equitable remedies), regardless of whether such enforcement is sought in a proceeding in equity or at law;
                    (iv) Such counsel knows of no litigation or other proceedings pending or threatened in writing against or affecting S&W or any of its subsidiaries before or by any foreign, federal, state, municipal, or other governmental agency or arbitrator that would result in a breach of the representation and warranty set forth in Section 3.2(j) of this Agreement; and
                    (v) The consummation of the Mergers will not violate or result in a breach of or constitute a default by S&W under any provision of, or require the consent (which has not been obtained) of any person under the terms of, any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, award, ordinance, or regulation known to such counsel to which S&W or any subsidiary of S&W is a party or by which it is bound.
               (e) No Material Adverse Change. There shall have been no material adverse change in the business, properties, operating results, or financial condition of S&W and its subsidiaries taken as a whole.
               (f) Litigation. No action or proceeding by any Governmental Entity shall have been instituted or threatened in writing that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, and would, in the reasonable judgment of USR, make it inadvisable to consummate such transaction, and no court order shall have been entered in any action or proceeding instituted by any other party that enjoins, restrains, or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.
               (g) Officer’s Certificate. S&W shall deliver to USR a certificate in form and substance reasonably satisfactory to USR and its counsel, executed by the Chief Executive Officer and Chief Financial Officer of S&W, certifying that the conditions specified in Sections 5.2(a), 5.2(b), and 5.2(e) have been fulfilled.
               (h) Termination of HSR Act Waiting Period. Any and all applicable waiting periods under the HSR Act and other Antitrust Laws with respect to the transactions contemplated by this Agreement shall have expired or shall have been terminated.
               (i) Repayment of Stockholders’ Loans. S&W shall have paid or made provisions for the payment at the Effective Time of loans made by stockholders of USR to USR in the amounts set forth on Schedule 5.2(i), and subject to further modification for daily interest accrual up to the Effective Time.
               (j) Severance Agreements. SWAC shall have executed the severance agreements contemplated by Section 5.1(n).
               (k) Noncompetition Agreements. SWAC shall have executed the Noncompetition Agreements contemplated by Section 5.1(o).
               (l) Registration Agreement. S&W shall have executed a Registration Agreement in the form of Exhibit E hereto.
               (m) Escrow Agreement. S&W shall have executed an Escrow Agreement in the form of Exhibit C hereto.
               (n) Form 10-K. S&W shall have filed on a timely basis with the SEC its Annual Report on Form 10-K for the fiscal year ended April 30, 2009.
               (o) Merger Consideration. The Stock Portion (plus the Additional Stock Portion, if applicable) based on the Closing Date FMV must equal or exceed 40% of the Merger Consideration delivered at the Effective Time. In the event of the failure of this condition precedent, S&W shall have a right to cure such failure, in its sole discretion, by, among other things, issuing additional shares of S&W Common Stock at the Closing (either by accelerating the delivery of additional shares of S&W Common Stock pursuant to Section 1.1(j) or issuing new shares of S&W Common Stock); provided, however, that S&W shall not have such right to cure if the number of shares of S&W Common Stock to be issued at the Effective Time as Merger Consideration (including the shares of S&W Common Stock required to cure) would equal or exceed 20% of the S&W Common Stock then outstanding.
SECTION 6.
WAIVER, MODIFICATION, ABANDONMENT
          6.1 Waivers. The failure of USR to comply with any of its obligations, agreements, or conditions as set forth herein may be waived expressly in writing by S&W and SWAC, by action of their respective Boards of Directors without the requirement for a vote of stockholders. The failure of S&W and SWAC to comply with any of their obligations, agreements, or conditions as set forth herein may be waived expressly in writing by USR without the requirement of a vote of stockholders.
          6.2 Modification. This Agreement may be modified at any time in any respect by the written mutual consent of all of the parties, notwithstanding prior approval by the stockholders. Any such modification may be approved for any party by its Board of Directors, without further stockholder approval, except that the Merger Consideration to be issued in exchange for the shares of USR Common Stock may not be decreased without the consent of USR stockholders given by the same vote as is required under applicable state law for approval of this Agreement and the transactions contemplated hereby.
          6.3 Abandonment. The Mergers may be abandoned on or before the Effective Time notwithstanding adoption of this Agreement by the stockholders of the parties hereto:
               (a) By the mutual agreement of the Boards of Directors of S&W, SWAC, and USR;
               (b) By the Boards of Directors of S&W and SWAC, if any of the conditions provided in Section 5.1 shall not have been satisfied, complied with, or performed in any material respect, and S&W and SWAC shall not have waived such failure of satisfaction, noncompliance, or nonperformance;
               (c) By the Board of Directors of USR, if any of the conditions provided in Section 5.2 shall not have been satisfied, complied with, or performed in any material respect, and USR shall not have waived such failure of satisfaction, noncompliance, or nonperformance; or
               (d) At the option of any of S&W, SWAC, or USR, if there shall have been instituted and be pending or threatened in writing any legal proceeding by any Governmental Entity seeking to restrain or prohibit or to obtain damages in respect of this Agreement or the consummation of the Merger contemplated by this Agreement, or if any order restraining or prohibiting the Merger shall have been issued by any court or Governmental Entity and shall be in effect.
     In the event of any abandonment pursuant to this Section 6.3 (other than pursuant to subparagraph 6.3(a) hereof) written notice setting forth the reasons thereof shall forthwith be given by USR if it is the abandoning party, to S&W and SWAC, or by S&W and SWAC, if they are the abandoning parties, to USR. This Agreement shall be abandoned automatically if the Effective Time shall not have occurred on or before August 17, 2009, or such later date as shall have been mutually agreed to by the parties hereto under Section 6.2.
          6.4 Effect of Abandonment. Except as provided in Section 4.5(c), if the Mergers are abandoned as provided for in this Section, (a) this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement or to the directors, officers, representatives, and agents of any such party, and (b) each of S&W, SWAC, USR, the Stockholders’ Representative, and USR’s stockholders shall each pay its own fees and expenses incident to the negotiation, preparation, and execution of this Agreement and the obtaining of the necessary approvals thereof, including fees and expenses of its counsel, accountants, investment bankers, and other experts.
SECTION 7.
INDEMNIFICATION
          7.1 Indemnification by USR and the Stockholders’ Representative. USR and the Stockholders’ Representative (solely in such capacity and on behalf of all stockholders of USR as provided herein), jointly and severally up to the amount of the Escrow Fund, and severally but not jointly for any amounts in excess of the Escrow Fund, covenant and agree to defend, indemnify, and hold harmless for, from, and against, and will pay to S&W, the amount of any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs, and expenses, including reasonable counsel and accountants fees, costs, and expenses, (collectively “Losses”) (including those incurred in the investigation, defense, or settlement with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action, or cause of action) or diminution of value, whether or not involving a third-party claim, that S&W may suffer or incur by reason of (a) the inaccuracy of any of the representations or warranties contained in Section 3.1 of this Agreement, or any of the agreements, certificates, exhibits, or schedules delivered in connection with this Agreement; or (b) the failure of USR to comply with, or the breach or the default by USR of, any of the covenants or agreements made by USR contained in this Agreement, or any of the agreements, certificates, exhibits, or schedules delivered in connection with this Agreement.
          7.2 Indemnification by S&W. S&W covenants and agrees to defend, indemnify, and hold the Stockholders’ Representative (on behalf of USR’s stockholders) harmless for, from, and against, and will pay to the Stockholders’ Representative (on behalf of USR’s stockholders), the amount of any and all Losses, (including those incurred in the investigation, defense, or settlement with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action or cause of action) or diminution of value, whether or not involving a third-party claim, that USR’s stockholders may suffer or incur directly or indirectly by reason of (a) the inaccuracy of any of the representations or warranties contained in

Section 3.2 of this Agreement or any of the agreements, certificates, exhibits, or schedules delivered in connection with this Agreement; or (b) the failure to comply with, or the breach or the default by S&W or any of the covenants, warranties, or agreements made by S&W in this Agreement or any of the agreements, certificates, exhibits, or schedules delivered in connection with this Agreement.
          7.3 Notice and Right to Defend Third-Party Claims. Promptly upon receipt of notice of any claim, demand, or assessment or the commencement of any suit, action, or proceeding with respect to which indemnity may be sought pursuant to this Agreement, the party seeking to be indemnified or held harmless (the “Indemnitee”) shall notify in writing, if possible, within sufficient time to respond to such claim or answer or otherwise plead in such action, the party from whom indemnification is sought (the “Indemnitor”). In case any claim, demand, or assessment shall be asserted, or suit, action, or proceeding commenced against the Indemnitee, the Indemnitor shall be entitled, at the Indemnitor’s expense, to participate therein, and, to the extent that it may wish, to assume the defense, conduct, or settlement thereof, at its own expense, with counsel satisfactory to the Indemnitee, whose consent to the selection of counsel shall not be unreasonably withheld or delayed, provided that the Indemnitor confirms to the Indemnitee that it is a claim to which its rights of indemnification apply. The Indemnitor shall have the right to settle or compromise monetary claims without the consent of Indemnitee; however, as to any other claim, the Indemnitor shall first obtain the prior written consent from the Indemnitee, which consent shall be exercised in the sole discretion of the Indemnitee. After notice from the Indemnitor to the Indemnitee of Indemnitor’s intent so to assume the defense, conduct, settlement, or compromise of such action, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses (including settlement costs) subsequently incurred by the Indemnitee in connection with the defense, conduct, or settlement of such action while the Indemnitor is diligently defending, conducting, settling, or compromising such action. The Indemnitor shall keep the Indemnitee apprised of the status of the suit, action, or proceeding and shall make Indemnitor’s counsel reasonably available to the Indemnitee, at the Indemnitee’s expense, upon the request of the Indemnitee. The Indemnitee shall cooperate with the Indemnitor in connection with any such claim and shall make personnel, books, and records and other information reasonably requested by the Indemnitor available to the Indemnitor to the extent that such personnel, books, and records and other information are in the possession and/or control of the Indemnitee. If the Indemnitor decides not to participate, the Indemnitee shall be entitled, at the Indemnitor’s expense, to defend, conduct, settle, or compromise such matter with counsel satisfactory to the Indemnitor, whose consent to the selection of counsel shall not be unreasonably withheld or delayed.
          7.4 Sole Remedy. Except in the case of a violation of the representations and warranties contained in Section 3.1(c) or Section 3.2(c) or fraud, and subject to Section 9.2, the indemnifications provided by Sections 7.1 and 7.2 shall constitute the sole and exclusive remedy for the inaccuracy of any representations or warranties or the breach of any covenants or agreements under or in any way related to this Agreement or the transactions contemplated hereby. S&W, SWAC, and the Stockholders’ Representative, on behalf of the stockholders of USR, hereby waive any and all other rights and remedies at law or otherwise relating to this Agreement and the transactions contemplated hereby other than as contemplated by this Section 7.4 and Section 9.2.

          7.5 Limitations Related to Indemnity.
               (a) Basket. Notwithstanding the foregoing, and except as provided below, neither S&W or SWAC (on the one hand) nor the Stockholders’ Representative on behalf of the stockholders of USR (on the other hand) shall be entitled to indemnification pursuant to this Section 7 until the total amount of the damages actually incurred by it for which it shall be entitled to indemnification under this Section 7, but for this provision, exceeds $400,000 (the “Basket Amount”); provided, however, that once such amount exceeds the Basket Amount, it shall be entitled to indemnification for the total amount for which indemnification may be owing.
               (b) Cap. Except in the case of a violation of the representations and warranties contained in Section 3.1(c) or Section 3.2(c) or fraud, each of S&W and SWAC on the one hand and the Stockholders’ Representative, on behalf of the stockholders of USR, on the other hand may recover for the indemnification provided pursuant to this Section 7 only in an amount up to $4,250,000.
               (c) Survival of Indemnity. Any claims for indemnification under this Section 7 must be made within 18 months from the Effective Time.
               (d) Escrow Fund. Except with respect to claims for equitable relief, including specific performance, the Escrow Fund shall serve as the sole source of recovery for indemnification under Section 7.1 in the absence of fraud or a violation of the representations and warranties contained in Section 3.1(c). In the event of fraud or a violation of the representations and warranties contained in Section 3.1(c), the stockholders of USR shall be responsible for a portion of the indemnification proportionate to such stockholder’s ownership of USR Common Stock immediately prior to the Effective Time. The Stockholders’ Representative shall have no individual indemnification responsibilities resulting from service of the Stockholders’ Representative beyond that of a stockholder of USR.
               (e) Indirect Damages. In no event shall any Indemnitor be responsible or liable for any damages or other amounts under this Section 7 that are consequential, in the nature of lost profits, special or punitive or otherwise not actual damages.
               (f) Pursuit of Remedies. Each party shall (and shall cause its affiliates to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the damages for which indemnification is provided to it under this Section 7.
               (g) Insurance Proceeds. The amount of damages recoverable by any Indemnitee under this Section 7 with respect to an indemnity claim shall be reduced by the amount of any payment actually received by such Indemnitee from an insurance carrier (net of any costs and expenses incurred in obtaining such recovery, including any increase in premiums attributable to such claim) with respect to the damages to which such indemnity claim relates. If any Indemnitee receives any insurance payment in connection with any claim for damages for which it has already received an indemnification payment pursuant to this Section 7, it shall pay to the Indemnitor, within 30 days of receiving such insurance payment, an amount equal to the lesser of (i) the amount previously received by such Indemnitee under this Section 7 with respect to such claim or (ii) the amount of the insurance payment received with respect to such claim (net of any costs and expenses incurred in obtaining such recovery, including any increase in premiums attributable to such claim).
               (h) Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration.
SECTION 8.
APPOINTMENT OF STOCKHOLDERS’ REPRESENTATIVE
          8.1 Appointment. William C. Cohen, Jr. is hereby irrevocably appointed as each USR stockholder’s true and lawful attorney-in-fact and agent, with full power of substitution or resubstitution, to act solely and exclusively on behalf of each such stockholder and all of the stockholders of USR with respect to any matters and for all purposes relating to this Agreement (the “Stockholders’ Representative”). All action to be taken by any or all of the stockholders of USR in connection with this Agreement (including the giving and receiving of all notices, consents, and waivers and the execution and delivery of any agreements or documents, including the execution and delivery of any amendments or modifications to this Agreement) shall be taken by the Stockholders’ Representative, and S&W shall be entitled to rely on all actions taken or authorized by the Stockholders’ Representative as being the binding acts of the stockholders of USR and any of them. The Stockholders’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement or the Appointment, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or the Appointment or shall otherwise exist against the Stockholders’ Representative.
          8.2 Authority of the Stockholders’ Representative. Without limiting the foregoing, the Stockholders’ Representative is authorized to do all things necessary or advisable (in his sole discretion), including the following: (a) give and receive notices and communications, (b) authorize delivery to S&W of monies from the Escrow Fund in satisfaction of claims made by S&W pursuant to the Escrow Agreement, (c) deliver notices of objection to such claims pursuant to the Escrow Agreement, (d) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims pursuant to the Escrow Agreement, and (e) take all actions necessary or appropriate in the judgment of the Stockholders’ Representative to carry out his responsibilities, exercise his authority, and represent the interests of the stockholders of USR, in each case without having to seek or obtain the consent of any stockholder of USR under any circumstance. The Stockholders’ Representative shall be the sole and exclusive means of asserting or addressing any of the above and no stockholder of USR shall have any right to act on its own behalf with respect to any such matters, other than any claim or dispute against the Stockholders’ Representative.
          8.3 Successor Stockholders’ Representative.
               (a) If at any time the Stockholders’ Representative resigns, dies, or becomes incapable of acting, the stockholders of USR holding at least a majority of the outstanding shares of USR Common Stock immediately prior to the Effective Time shall appoint another individual to act as the Stockholders’ Representative under this Agreement and the Appointment, which appointment shall be subject to the prior written consent of S&W (which consent shall not be unreasonably withheld, delayed, or conditioned).
               (b) The Stockholders’ Representative may be removed from time to time by the stockholders of USR holding at least a majority of the outstanding shares of USR Common Stock immediately prior to the Effective Time upon not less than 15 days prior written notice to S&W. Upon the removal of the Stockholders’ Representative, the stockholders of USR holding at least a majority of the outstanding shares of USR Common Stock immediately prior to the Effective Time shall appoint another individual to act as the Stockholders’ Representative under this Agreement and the Appointment, which appointment shall be subject to the prior written consent of S&W (which consent shall not be unreasonably withheld, delayed, or conditioned).
               (c) The Stockholders’ Representative may resign at any time.
          8.4 Bond and Compensation. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall not receive compensation for his services.
          8.5 Notices. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each of the stockholders of USR.
          8.6 Reliance by the Stockholders’ Representative. The Stockholders’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to him by any stockholder of USR or USR, or any other evidence deemed by the Stockholders’ Representative to be reliable, and the Stockholders’ Representative shall be entitled to act on the advice of counsel selected by him. The Stockholders’ Representative shall be fully justified in failing or refusing to take any action under this Agreement or the Appointment unless the Stockholders’ Representative shall have been expressly indemnified to its satisfaction by the stockholders of USR against any and all liability and expense that the Stockholders’ Representative may incur by reason of taking or continuing to take any such action. The Stockholders’ Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement or the Appointment in accordance with a request of stockholders of USR holding a majority of the outstanding shares of USR Common Stock immediately prior to the Effective Time, and such request, and any action taken or failure to act pursuant thereto, shall be binding upon all of the stockholders of USR.
          8.7 Expenses of the Stockholders’ Representative.
               (a) Generally. The Stockholders’ Representative shall be entitled to retain counsel and to incur such expenses (including court costs and reasonable attorneys’ fees and expenses) as the Stockholders’ Representative deems to be necessary or appropriate in connection with the Stockholders’ Representative’s performance of the Stockholders’ Representative’s obligations under this Agreement or the Appointment, and all such fees and expenses incurred by the Stockholders’ Representative shall be borne by the stockholders of

USR severally in accordance with each such stockholder’s percentage ownership in USR Common Stock immediately prior to the Effective Time.
               (b) Stockholders’ Representative Expense Fund. The Stockholders’ Representative shall be entitled to withdraw cash amounts held in the Stockholders’ Representative Expense Fund for the reimbursement of out of pocket fees and expenses (including legal, accounting, and other advisors’ fees and expenses, if applicable) incurred by the Stockholders’ Representative in performing under this Agreement, the Appointment, and the ancillary agreements contemplated hereby. Any and all amounts in the Stockholders’ Representative Expense Fund shall otherwise remain in such fund until the later to occur of (i) the final determination and payment, if any, of the Earn-Out Merger Consideration for the year ending December 31, 2010, or (ii) the date 18 months following the Closing Date (or such longer time as a claim made during the applicable survival period under Section 7.5(c) remains outstanding). After such time, the Stockholders’ Representative shall distribute any remaining portion of the Stockholders’ Representative Expense Fund to the stockholders of USR. In the event the fees and expenses incurred by the Stockholders’ Representative in performing his duties under this Agreement, the Appointment, and the ancillary agreements contemplated hereby exceed $100,000, the excess amount shall be the responsibility of the stockholders of USR pursuant to this Section 8.7.
          8.8 Indemnification. Each stockholder of USR shall indemnify the Stockholders’ Representative (in his capacity as such) ratably according to such stockholder’s percentage ownership of USR Common Stock immediately prior to the Effective Time against, and hold the Stockholders’ Representative (in his capacity as such) harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of whatever kind that may at any time be imposed upon, incurred by, or asserted against the Stockholders’ Representative in such capacity in any way relating to or arising out of the Stockholders’ Representative’s actions or failures to take action pursuant to this Agreement or the Appointment or in connection herewith or therewith in such capacity; provided, that no stockholder of USR shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting solely from the willful misconduct of the Stockholders’ Representative.
          8.9 Contribution. To the extent this Agreement or the Appointment provides that the stockholders of USR shall be jointly and severally liable to personally pay any cost, expense, or other liability, the stockholders of USR shall share such payment in accordance with their respective percentage ownership of USR Common Stock immediately prior to the Effective Time, and shall reimburse each other as necessary to give effect to the intent of this provision.
          8.10 Power of Attorney. The Stockholders’ Representative is hereby irrevocably constituted and appointed with full power of substitution, as each USR stockholder’s true and lawful attorney and agent, with full power and authority in each such stockholder’s name, place, and stead, to execute on behalf of each such stockholder this Agreement and any and all other agreements, documents, waivers, consents, notices, certificates, and other instruments related to this Agreement, including, without limitation, any amendments or modifications to this Agreement. The power of attorney granted hereby shall be deemed to be a power coupled with an interest, shall survive the death or legal incapacity of each stockholder of

USR, and shall survive the delivery of an assignment by each stockholder of USR of all or any portion of such stockholder’s interest in USR Common Stock or the Escrow Fund.
          8.11 Approval. The adoption of this Agreement and the approval of the Mergers by USR’s stockholders in accordance with the NYBCL shall also constitute approval of all of the arrangements relating hereto, including the Appointment.
SECTION 9.
GENERAL
          9.1 Indemnity Against Finders. Each party hereto shall indemnify and hold the other parties harmless against any claim for finders’ fees based on alleged retention of a finder by it.
          9.2 Specific Performance. Each of S&W and SWAC, on the one hand, and USR and the Stockholders’ Representative (on behalf of the stockholders of USR), on the other hand, hereby acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such party could not be adequately compensated by monetary damages. Accordingly, each of S&W and SWAC, on the one hand, and USR and the Stockholders’ Representative (on behalf of the stockholder of USR), on the other hand, agrees that, in addition to any other right or remedy to which the other parties hereto may be entitled, at law or in equity, such other parties will be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking.
          9.3 Controlling Law. This Agreement, and all questions relating to its validity, interpretation, performance, and enforcement, shall be governed by and construed in accordance with the laws of the state of Delaware, notwithstanding any Delaware or other conflict-of-law provisions to the contrary. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the state of Delaware located in New Castle County and the United States District Court for Delaware for the purpose of any suit, action, proceeding, or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action, or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action, or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action, or proceeding brought in such courts and irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
          9.4 Notices. All notices, requests, consents, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and received (a) if mailed by registered or certified mail, three business days after deposit in the United States mail, postage prepaid, return receipt requested; (b) upon confirmation of a receipt of a facsimile or e-mail transmission; (c) if hand delivered, upon delivery against receipt or upon refusal to accept the notice; or (d) if delivered by a standard overnight courier, one business day after deposit with such courier, postage prepaid, in each case, addressed to such party at the address set forth below:
If to S&W or SWAC:
Smith & Wesson Holding Corporation
2100 Roosevelt Avenue
Springfield, Massachusetts 01104-1606
Attention: Michael F. Golden
Phone: (413) 747-3349
Fax: (413) 739-8528
E-mail: mgolden@smith-wesson.com
with a copy given in the manner
prescribed above, to:
Greenberg Traurig, LLP
2375 E. Camelback Road, Suite 700
Phoenix, Arizona 85016
Attention: Robert S. Kant, Esq.
Phone: (602) 445-8000
Fax: (602) 445-8100
E-mail: kantr@gtlaw.com
If to USR or the Stockholders’ Representative:
277 Mallory Station Road
Suite 112
Franklin, Tennessee 37067-8251
Attention: Matthew A. Gelfand
Phone: (615) 224-0414
Fax: (615) 224-0411
E-mail: mgelfand@usrgrab.com
and:
William C. Cohen, Jr.
408 Hampton
Wichita, Kansas 67206
Phone: (316) 266-6210
Fax: (316) 266-6254
E-mail: wc.cohen@imacorpcapital.com

with a copy given in the manner
prescribed above, to:
Bass, Berry & Sims PLC
315 Deaderick Street
Suite 2700
Nashville, Tennessee 37238
Attention: Howard H. Lamar III, Esq.
Phone: (615) 742-6209
Fax: (615) 742-2709
E-mail: hlamar@bassberry.com
     Any party may alter the address to which communications or copies are to be sent by giving notice to such of change of address in conformity with the provisions of this paragraph for the giving of notice.
          9.5 Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties hereto.
          9.6 Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing duly executed by all parties hereto.
          9.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the maximum extent possible.
          9.8 Schedules. The Schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to any Schedule (a) shall be deemed to be disclosed as to all other applicable Schedules if either (i) there is an explicit cross-reference to another Schedule, or (ii) such disclosure is reasonably apparent on its face to be applicable to any other Schedule; and (b) shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

          9.9 Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
          9.10 Gender; Construction. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.” The language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.
          9.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
          9.12 Expenses. Each party shall pay such party’s own fees and expenses incident to the negotiation, preparation, and execution of this Agreement and the obtaining of the necessary approvals thereof, including the fees and expenses of its counsel, accountants, investment bankers, and other experts. Notwithstanding the foregoing, the Cash Portion shall be reduced by the amount of such fees and expenses of USR so that such fees and expenses are not incurred by S&W, except for the Steele Partners Fee, which shall be an obligation of USR paid on or prior to the Closing Date as set forth in Section 1.1(i)(iii).
          9.13 No Conflict; Attorney-Client Privilege. S&W and SWAC waive and will not assert any conflict of interest arising out of or relating to any representation following the Effective Time of USR or any of its directors, officers, employees, stockholders, agents, or representatives by any legal counsel currently representing USR or any of its directors, officers, employees, stockholders, agents, or representatives in any matter involving this Agreement or any other agreements or transactions contemplated hereby (including any litigation, arbitration, mediation, or other proceeding). S&W and SWAC waive and will not assert any attorney-client privilege with respect to any communication between any legal counsel and USR or any of its directors, officers, employees, stockholders, agents, or representatives occurring during the current representation of USR or any of its directors, officers, employees, stockholders, agents, or representatives in connection with any representation of the stockholders of USR following the Effective Time; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated hereby and thereby, or to communications with any person other than USR or any of its directors, officers, employees, stockholders, agents or representatives.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SMITH &WESSON HOLDING CORPORATION
By:	/s/ William F. Spengler
Name:	William F. Spengler
Title:	Executive Vice President, Chief Financial Officer and Treasurer

SWAC-USR I, INC.
By:	/s/ William F. Spengler
Name:	William F. Spengler
Title:	Vice President, Chief Financial Officer and Treasurer

SWAC-USR II, INC.
By:	/s/ William F. Spengler
Name:	William F. Spengler
Title:	Vice President, Chief Financial Officer and Treasurer

UNIVERSAL SAFETY RESPONSE, INC.
By:	/s/ Matthew A. Gelfand
Name:	Matthew A. Gelfand
Title:	President and CEO

/s/ William C. Cohen, Jr.
WILLIAM C. COHEN, JR., as Stockholders’
Representative on behalf of all USR Stockholders